Exhibit (a)(1)(A)
This Offer Document relates to a mandatory offer (Angebot auf angemessene Barabfindung) required pursuant to § 305(1) of the German Stock Corporation Act and is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, because it may be considered a tender offer under applicable laws of the United States of America, this offer document is being made available to shareholders of Schering AG in order to comply with applicable U.S. securities laws.
Neither the SEC nor any other securities supervisory authority of a state in the United States has approved or disapproved this Mandatory Offer or reviewed it for its fairness or its benefits, nor reviewed the contents of this Offer Document for accuracy or fairness. Any representation to the contrary is a criminal offense.
OFFER DOCUMENT
Mandatory Offer
by
Bayer Schering GmbH
(formerly Dritte BV GmbH)
Kaiser-Wilhelm-Allee 1,
51373 Leverkusen,
Federal Republic of Germany
to the shareholders of
Schering Aktiengesellschaft
(to be renamed Bayer Schering Pharma Aktiengesellschaft)
Müllerstraße 178,
13353 Berlin,
Federal Republic of Germany
for the acquisition of all bearer shares with no par value,
including all bearer shares with no par value
represented by American Depositary Shares (ADSs),
of
Schering Aktiengesellschaft
at the price of
EUR 89.36
per share
Initial Tender Period (with Withdrawal Rights for holders of Schering shares resident in the United States and holders of Schering ADSs): from November 30, 2006 through December 29, 2006, midnight local time Frankfurt am Main (Federal Republic of Germany), and 6:00 p.m. local time New York (United States), respectively.
Subsequent Tender Period (without Withdrawal Rights): from the expiration of the Initial Tender Period through January 24, 2007, midnight local time Frankfurt am Main (Federal Republic of Germany), and 6:00 p.m. local time New York (United States), respectively, unless thereafter extended.
Schering Shares: ISIN DE0007172009 / WKN 717200
Schering ADSs: ISIN US8065852043 / CUSIP 806585204
THIS MANDATORY OFFER IS MADE FOR THE SECURITIES OF A GERMAN COMPANY THAT HAS SECURITY HOLDERS RESIDENT IN THE UNITED STATES AND HOLDERS OF ADSs REPRESENTING ITS SECURITIES, AND AS A RESULT, IS SUBJECT TO THE SECURITIES LAWS, RULES AND REGULATIONS OF GERMANY AND THE UNITED STATES.
AS OF NOVEMBER 24, 2006, BAYER SCHERING GMBH (FORMERLY DRITTE BV GMBH) (THE “BIDDER”) OWNED AN AGGREGATE OF 183,440,552 BEARER SHARES WITH NO PAR VALUE OF SCHERING AG, WHICH REPRESENTED APPROXIMATELY 96.1% OF THE SCHERING AG SHARES OUTSTANDING AS OF NOVEMBER 24, 2006, EXCLUDING TREASURY SHARES.

6.5 Schering Shares Held by Managing Directors of the Bidder and Management Board Members and Supervisory Board Members of Bayer AG	30
7. SCHERING AG’S POSITION WITH RESPECT TO THIS MANDATORY OFFER	30
8. DESCRIPTION OF SCHERING AG	31
9. BACKGROUND OF THE MANDATORY OFFER/INTENTIONS OF THE BIDDER AND BAYER AG WITH REGARD TO SCHERING AG	32
9.1 General Background of the Original Voluntary Tender Offer	32
9.1.1 General Background of the Original Voluntary Offer as stated in offer document filed by the Bidder and Bayer AG under cover of Schedule TO with the SEC on April 13, 2006	32
9.1.2 Relevant Developments of the Original Voluntary Tender Offer	34
9.2 General Background of this Mandatory Offer	34
9.3 Intentions of the Bidder and Bayer AG with Regard to Schering AG	36
9.3.1 Future Business Activity and Assets and Liabilities of Schering AG	36
9.3.2 Headquarters of Schering AG; Location of Significant Business Operations	36
9.3.3 Employees, Employee Representatives and Terms and Conditions of Employment	37
9.3.4 Members of Supervisory Board and Management Board of Schering AG	37
9.3.5 Possible Structural Measures: Squeeze-out and Delisting	38
9.3.6 Dividends	39
9.3.7 Other Plans	39
10. FINANCING THE MANDATORY OFFER	40
10.1 Maximum Amount of Consideration to be Financed	40
10.2 Financing the Mandatory Offer	40
11. POSSIBLE EFFECTS ON SCHERING SECURITYHOLDERS WHO DO NOT TENDER INTO THIS MANDATORY OFFER	40
12. RIGHTS OF WITHDRAWAL	41
12.1 Right to Withdraw without Giving Reasons	41
12.2 Exercise of the Right of Withdrawal with Respect to Schering Shares	42
12.3 Exercise of the Right of Withdrawal with respect to Schering ADSs	42
12.4 Legal Consequences of the Withdrawal/Costs	42
13. CASH PAYMENTS OR OTHER MONETARY BENEFITS GRANTED OR OFFERED TO THE MEMBERS OF THE MANAGEMENT BOARD OR THE SUPERVISORY BOARD OF SCHERING AG	43
14. TAXES	43
14.1 Certain German Income Tax Consequences	43
14.2 Certain U.S. Federal Income Tax Consequences of the Sale of Schering Shares or Schering ADSs	43
15. RELIEF REQUESTED FROM THE SEC TO RECONCILE CONFLICTS BETWEEN JURISDICTIONS	45
16. PUBLICATION	45
17. FACILITATING BANKS, FEES AND EXPENSES	45
18. APPLICABLE LAW	46
19. CERTAIN LEGAL MATTERS	46

1.	SUMMARY OF THE MANDATORY OFFER
The following summary contains selected information from this Offer Document regarding the Mandatory Offer to purchase all Schering Securities held by Schering Securityholders (other than the Bidder and Schering AG with respect to its holding of treasury shares) (such remaining Schering Securityholders referred to herein as “Unaffiliated Schering Securityholders” (aussenstehende Aktionäre)) at their request. However, such information serves only to provide Unaffiliated Schering Securityholders with an initial overview of the terms and conditions of this Mandatory Offer. The summary should therefore be read in conjunction with the more detailed information contained elsewhere in this Offer Document. Reading the summary is not a substitute for reading the Offer Document in its entirety.

Bidder:	Bayer Schering GmbH (formerly Dritte BV GmbH), Kaiser-Wilhelm-Allee 1, 51373 Leverkusen, Federal Republic of Germany. The Bidder is a wholly owned subsidiary of Bayer AG, 51368 Leverkusen, Federal Republic of Germany.

Pursuant to a voluntary public takeover offer from April to July 2006, and subsequent thereto, we acquired a total of 183,440,552 Schering Securities, representing approximately 96.1% of the Schering Shares outstanding as of November 24, 2006 (excluding treasury shares).

Target Company and Subject of this Mandatory Offer:	The target company is Schering Aktiengesellschaft, which has its registered seat in Berlin, Federal Republic of Germany, is registered with the commercial register of the local court of Charlottenburg, Berlin, under registration number 93 HRB 283, and has its business address at Müllerstraße 178, 13353 Berlin, Federal Republic of Germany.

On September 13, 2006, the shareholders of Schering AG resolved in an extraordinary general meeting on a change of the company name from “Schering Aktiengesellschaft” to “Bayer Schering Pharma Aktiengesellschaft.” The change of name will become effective upon its registration in the commercial register. The application for this registration will not be filed before December 2006. Upon effectiveness of the name change, each reference to Schering AG in this Offer Document should be read as a reference to Bayer Schering Pharma Aktiengesellschaft.

The subject of this Mandatory Offer is all bearer shares with no par value of Schering including all Schering Shares represented by American Depositary Shares, evidenced by American Depositary Receipts, held by Unaffiliated Schering Securityholders.

Purpose of this Mandatory Offer:	The Bidder is making this offer because, in connection with a domination and profit and loss transfer agreement we entered into with Schering AG (also referred to as “Domination Agreement” in this Offer Document), the Bidder is required pursuant to § 305(1) of the German Stock Corporation Act to offer to all Unaffiliated Schering Securityholders “adequate cash compensation” (angemessene Barabfindung) in exchange for their Schering Securities. The Domination

Agreement was approved by the shareholders of Schering at an extraordinary general meeting held on September 13, 2006, and was registered in the commercial register for Schering and became effective on October 27, 2006.

See Section 9.2 for a more detailed description of the background of this Mandatory Offer.

Offer Consideration:	EUR 89.36 per Schering Share (the “Offer Price”) in cash, plus interest at the rate described in this Offer Document (the Offer Price together with the interest is herein referred to as the “Offer Consideration”).

The adequate cash compensation in the amount of EUR 89.36 per Schering Share that is being offered was determined in accordance with German legal requirements and is based on an analysis of the fair enterprise value (Unternehmensbewertung) of Schering AG at the time of, and the average stock exchange price of Schering Shares in the three months period immediately preceding and including the date of, the general meeting in which the resolution consenting to the Domination Agreement was adopted (September 13, 2006). The applicable German law requires the adequate cash compensation to be determined by the parties to the Domination Agreement and examined by one or more duly qualified auditors chosen and appointed by a court (Vertragsprüfer). In determining the fair value of the enterprise of Schering on which the amount of the cash compensation offer is based, the management board of Schering AG and the Bidder were advised by the financial auditors KPMG Deutsche Treuhand- Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“KPMG”). KPMG concluded after completion of its valuation that Schering AG’s value was EUR 87.63 per share. Nevertheless the Bidder and Bayer, taking into account the price of EUR 89.00 which had been paid under the voluntary public takeover offer from April to July 2006, in the Domination Agreement decided to offer EUR 89.00 as adequate cash compensation offer in the Mandatory Offer, thereby exceeding the value determined by KPMG. On August 2, 2006 Warth & Klein GmbH Wirtschaftsprüfungsgesellschaft, which was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement (Vertragsprüfer), confirmed that a EUR 89.00 cash compensation offer was adequate. On September 13, 2006, the day of the extraordinary general meeting of Schering AG, the Bidder declared that it would increase the amount of the cash compensation of EUR 89.00 to the weighted average domestic stock exchange price per Schering Share in the last three months to be determined by the German Federal Financial Supervisory Authority (“BaFin”) pursuant to the German Takeover Act Regulation (Wertpapiererwerbs- und Übernahmegesetz Angebotsverordnung). On the same date, Warth & Klein

GmbH Wirtschaftsprüfungsgesellschaft confirmed that the cash compensation plus the increase provided in said declaration of the Bidder were adequate. The BaFin determined EUR 89.36 per Schering Share as the weighted average domestic stock exchange price per Schering Share for the preceding three months as of September 13, 2006 in accordance with the German Takeover Act Regulation (so-called minimum price). Accordingly, the Bidder now offers to pay to all Unaffiliated Schering Securityholders an amount of EUR 0.36 per tendered Schering Share (the “Additional Payment”) in addition to the contractually agreed adequate cash compensation of EUR 89.00 for each tendered Schering Share. The Additional Payment is payable together with and under the same conditions as the contractually agreed cash compensation of EUR 89.00, resulting in a total Offer Price of EUR 89.36 per Schering Share.

Interest on Offer Price:	As required under § 305(3) Sentence 3 of the German Stock Corporation Act, the Bidder will pay to all Unaffiliated Schering Securityholders who tender into this Mandatory Offer, interest on the Offer Price from and including October 28, 2006 until (and including) the calendar day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time. Any amount of interest so payable will be reduced by any payments of the Guaranteed Fixed Annual Dividend (as defined below). As of the date of this Offer Document, the applicable base rate, which is adjusted bi-annually, is 1.95% per annum.

Exchange Rate Considerations:	The consideration for Schering Shares held by residents of the United States and tendered through the U.S. Settlement Agent, and for Schering Shares represented by Schering ADSs, will be paid in USD. The Offer Consideration will be converted into USD (i) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Initial Tender Period, at the USD/ EUR “Bid”-rate published by WM/ Reuters on the day on which the custodian institution of the U.S. Settlement Agent receives the Offer Consideration relating to the Schering Shares tendered during the Initial Tender Period from the Bidder in Euros at 4:00 pm London, England, local time, and (ii) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Subsequent Tender Period, at the USD/EUR “Bid”-rate published by WM/Reuters at 4:00 pm London, England, local time on the day prior to payment to the tendering Schering Securityholder (unless on such day WM/Reuters does not publish such the USD/EUR “Bid”-rate, in which case the Offer Consideration will be converted into USD at the USD/EUR “Bid”-rate published by WM/ Reuters at 4:00 pm London, England, local time on the first day prior to payment to the tendering Schering Securityholder on which such rate is available).

Therefore, when you tender Schering Securities, it will not be possible to state the exact USD equivalent of the Offer Price or the Offer Consideration. Alternatively, the Offer Consideration for the U.S. Securities can be paid in Euros at the election of the respective U.S. Securityholders.

See Section 3.2 for a more detailed description of the Offer Consideration.

Execution of the Mandatory Offer in Germany and the United States:	This Mandatory Offer is being executed in accordance with German law, in particular the German Stock Corporation Act, and the U.S. securities laws. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder applied for no-action and exemptive relief from the Staff of the SEC from several U.S. regulatory provisions and the Staff of the SEC has granted that relief. Except as provided by such relief, the Bidder intends to comply with Section 14(d) and Section 14(e) of the Exchange Act, as well as all the rules and regulations promulgated thereunder.

See Section 15 for a more detailed description of the relief requested from and granted by the SEC.

Initial Tender Period with Withdrawal Rights:	For Unaffiliated Schering Shareholder residents of the United States tendering through the U.S. Settlement Agent and for Unaffiliated Schering ADS Holders, there will be an initial tender period in which withdrawal rights will exist. These withdrawal rights are described in Section 12 of this Offer Document.

Start:

November 30, 2006

End:

December 29, 2006, midnight Frankfurt Local Time / 6:00 p.m. New York Local Time, respectively.

The earliest date on which the Offer Consideration will be paid to such holders in respect of Schering Shares (including, in the case of tendering Unaffiliated Schering ADS Holders, Schering Shares represented by ADSs) tendered by them will be on January 9, 2007, after the expiration of the Initial Tender Period.

Subsequent Tender Period without Withdrawal Rights:	Start:
Immediately upon expiration of the Initial Tender Period

End:

January 24, 2007, midnight Frankfurt Local Time / 6:00 p.m. New York Local Time, respectively, unless thereafter extended.

Withdrawal Rights:	Unaffiliated Schering Shareholders resident in the United States who tender Schering Shares into this Mandatory Offer through the U.S. Settlement Agent and Unaffiliated Schering ADS Holders who tender Schering ADSs into this Mandatory

Offer, in each case during the Initial Tender Period, may withdraw their declared tender at any time until the expiration of the Initial Tender Period.

See Section 12 for a more detailed description of the withdrawal rights applicable to the Mandatory Offer.

Settlement:	Payment for Schering Shares tendered by Unaffiliated Schering Shareholders resident in the United States or Unaffiliated Schering ADS Holders during the Initial Tender Period and not validly withdrawn will be made at the earliest on January 9, 2007, after the expiration of the Initial Tender Period.

Payment for Schering Shares tendered into this Mandatory Offer during the Subsequent Tender Period will be made no earlier than the fourth, but no later than the eighth, U.S. Working Day after receipt of the U.S. Declaration of Tender or ADS Letter of Transmittal, as applicable, by the U.S. Settlement Agent with respect to such tendered Schering Shares.

See Section 5.5 for a more detailed description of the settlement and payment procedures for the Mandatory Offer.

Plans and Intentions of the Bidder:	The Bidder owns more than 95% of Schering Shares outstanding (excluding treasury shares), thereby ensuring the majority necessary for the adoption of a resolution by the shareholders of Schering AG at a general meeting of Schering AG effecting a “squeeze-out,” or forced transfer of the Schering Shares held by the then remaining Unaffiliated Schering Securityholders to the Bidder, in exchange for adequate cash compensation to be determined in accordance with German law (which may be higher or lower than the Offer Price offered in this Mandatory Offer). On September 26, 2006 the Bidder filed a request to the management board of Schering AG that in the general meeting of Schering AG a resolution on the squeeze-out be adopted, and asked the management board of Schering AG to take all measures necessary for adopting said resolution. The general meeting of Schering AG resolving on the squeeze-out is likely to be convened in the near future. Upon completion of the squeeze-out, the stock exchange listings of the Schering Shares and Schering ADSs, and the registration of the Schering Securities under the Exchange Act, to the extent not previously terminated, would be terminated. See Section 9.3.5 for a more detailed description of the squeeze-out procedure and the determination of the adequate cash compensation to be paid in a squeeze-out.

In addition, the Bidder intends to cause Schering AG to apply for a revocation of the admission of the Schering Shares on the Swiss stock exchange. In addition, the Bidder intends to cause Schering AG to delist the Schering ADSs from the New York Stock Exchange and, if permitted, to terminate the registration of the Schering Securities under the Exchange

Act (in which case Schering AG would no longer be required to file reports with the SEC). On November 24, 2006, the New York Stock Exchange decided to suspend trading in the Schering ADSs. See Section 9.3.5 for a more detailed description of intended delistings.

ISIN/WKN/CUSIP:	Schering Shares:

ISIN DE0007172009 / WKN 717200

Schering ADSs:

ISIN US8065852043 / CUSIP 806585204

Tender into the Mandatory Offer of Schering Shares held by Unaffiliated Schering Shareholders resident in the United States:	An Unaffiliated Schering Shareholder resident in the United States that wishes to tender its Schering Shares through the U.S. Settlement Agent must (i) complete and sign the U.S. Declaration of Tender form and send it to the U.S. Settlement Agent at the address set forth below, and (ii) instruct its custodian institution to tender the Schering Shares into the Mandatory Offer for sale by delivering such Schering Shares to the U.S. Settlement Agent’s account with BHF-Bank Aktiengesellschaft, Frankfurt am Main, its custodian institution in Germany, in each case prior to the expiration of the Initial Tender Period or the Subsequent Tender Period, as applicable.

Unaffiliated Schering Shareholders resident in the United States may also tender their Schering Shares and receive the adequate cash compensation referred to herein as the Offer Price pursuant to the Mandatory Offer as it is being conducted and settled pursuant to applicable German law in Germany. This Offer Document does not relate to or describe the German tender and settlement proceedings.

Tender into the Mandatory Offer of Schering Shares represented by Schering ADSs:	An Unaffiliated Schering ADS Holder that wishes to tender its Shares represented by Schering ADSs into this Mandatory Offer must tender such Shares to the U.S. Settlement Agent using one of the procedures described in Section 5.

2.	GENERAL INFORMATION

2.1	Performance of the Mandatory Offer in Accordance with Provisions of the German Stock Corporation Act and the Securities Laws of the United States
The offer (together with any amendments and supplements thereto, the “Mandatory Offer”) contained in this offer document (the “Offer Document”) is a mandatory offer (Angebot auf angemessene Barabfindung) required pursuant to § 305(1) of the German Stock Corporation Act, and is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, or WpÜG) or a takeover or tender offer under any other applicable German law. The Mandatory Offer is being made by Bayer Schering GmbH (formerly Dritte BV GmbH), which has its registered seat in Leverkusen, Federal Republic of Germany, is registered with the commercial register of the local court of Cologne under registration number HRB 52162, and has its business address at Kaiser-Wilhelm-Allee 1, 51373 Leverkusen, Federal Republic of Germany (referred to hereinafter as the “Bidder”), a wholly-owned subsidiary of Bayer Aktiengesellschaft, 51368 Leverkusen, Federal Republic of Germany (referred to hereinafter as “Bayer AG” and together with its affiliated companies as the “Bayer Group”).
The objective of this Mandatory Offer is the acquisition from all Schering shareholders that are not affiliates of any member of the Bayer Group, at such shareholder’s request, of bearer shares with no par value (collectively the “Schering Shares” and each a “Schering Share”) of Schering Aktiengesellschaft, which has its registered seat in Berlin, Federal Republic of Germany, is registered with the commercial register of the local court of Charlottenburg, Berlin, under registration number 93 HRB 283, and has its business address at Müllerstraße 178, 13353 Berlin, Federal Republic of Germany (referred to hereinafter as “Schering AG” and together with its affiliated companies as the “Schering Group”). The Schering Shares include all Schering Shares represented by American Depositary Shares (collectively the “Schering ADSs” and each a “Schering ADS”), evidenced by American Depositary Receipts (collectively the “Schering ADRs” and each a “Schering ADR”). The offer price is EUR 89.36 per Schering Share, in cash payable in U.S. dollars (or, at the election of the tendering Schering shareholder, in euros), with interest in the circumstances and at the rate described in this Offer Document. The Schering Shares and the Schering ADSs are hereinafter collectively referred to as the “Schering Securities.” Tenders into this Mandatory Offer by Unaffiliated Schering Shareholders resident in the United States tendering their Schering Shares through the U.S. Settlement Agent and tenders into this Mandatory Offer of Schering Shares held by Unaffiliated Schering ADSs Holders, and settlement of these tenders into this Mandatory Offer, are subject to the terms and conditions of this Offer Document.
The Mandatory Offer is addressed to all holders of Schering Securities other than the Bidder and Schering AG with respect to its holding of treasury shares (collectively the “Unaffiliated Schering Securityholders”, and each individually an “Unaffiliated Schering Securityholder”) but this Offer Document only relates to the Mandatory Offer as conducted with respect to Unaffiliated Schering Shareholders resident in the United States tendering through the U.S. Settlement Agent and all Unaffiliated Schering Securityholders that hold Schering ADSs. Unaffiliated Schering Securityholders who hold Schering Shares are also referred to as “Unaffiliated Schering Shareholders” in this Offer Document, and Unaffiliated Schering Securityholders who hold Schering ADSs are also referred to as “Unaffiliated Schering ADS Holders” in this Offer Document.
The Mandatory Offer is implemented in accordance with German law, in particular the German Stock Corporation Act (Aktiengesetz), as currently amended, and the securities laws of the United States of America (“United States”), including the applicable provisions governing tender offers in the Securities Exchange Act of 1934, as currently amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. In order to reconcile certain areas where German law and

U.S. law conflict, the Bidder has requested relief from the Staff of the U.S. Securities and Exchange Commission (the “SEC”) from several U.S. regulatory provisions with respect to conflicts between U.S. and German regulation and practice and the Staff has granted that relief. See Section 15 for a more detailed description of the relief requested from and granted by the SEC.
The Bidder is not required and does not intend to make the Mandatory Offer as a public offer in accordance with the provisions of any other jurisdiction than the United States. In particular, the Mandatory Offer is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. Therefore, no further announcements, registrations, admissions or approvals of this Offer Document or the Mandatory Offer by securities exchange authorities or similar authorities outside the United States have been applied for, have been initiated or are envisaged by the Bidder and Bayer AG. Consequently, the Bidder and Bayer AG do not assume any responsibility for compliance with any legal requirements other than German and U.S. legal requirements. Therefore, Schering Securityholders may not rely on the legal requirements for the protection of investors of any other jurisdiction.
Any contract arising out of the tender of Schering Shares into this Mandatory Offer and the Bidder’s acceptance thereof will be governed exclusively by and construed exclusively in accordance with German law. Payment for Schering Shares validly tendered by Unaffiliated Schering Shareholders resident in the United States who tender Schering Shares into this Mandatory Offer through The Bank of New York as U.S. Settlement Agent and by Unaffiliated Schering ADS Holders will be made in the manner described in Section 5.5 of this Offer Document. The Mandatory Offer is being made in accordance with the Exchange Act and the rules and regulations promulgated thereunder, except to the extent the Bidder and Bayer AG have received relief from the SEC. See Section 15 for a more detailed description of the relief requested from and granted by the SEC. Accordingly, the securities laws of the United States, including the antifraud and antimanipulation provisions thereof, will apply to Unaffiliated Schering Securityholders with respect to the Mandatory Offer whether or not they tender into the Mandatory Offer.
This Offer Document is published by the Bidder solely in English.
Neither the SEC nor any other securities supervisory authority of a state in the United States has approved or disapproved this Mandatory Offer or reviewed it for its fairness or its benefits, nor reviewed the contents of this Offer Document for accuracy or fairness. Any representation to the contrary is a criminal offense.

2.2	Publication of Legal Requirement to Make this Mandatory Offer
Certain press releases and other documents filed by the Bidder in connection with this Mandatory Offer are available on the Internet at the website of the SEC at http://www.sec.gov.

2.3	Publication of this Offer Document
The Bidder is publishing this Offer Document in English on the Internet at http://www.bayer.de. It is also available free of charge from Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, United States (“Innisfree”).

2.4	Dissemination of this Offer Document
This Offer Document is being disseminated solely in accordance with the provisions of the U.S. securities laws. People who come into possession of this Offer Document outside the United States or who wish to accept this Mandatory Offer, and who are subject to legal requirements other than those of the securities laws of the United States, must inform themselves of and comply with such legal requirements. The Bidder and Bayer AG do not assume any responsibility for the circulation, publication, dispatch, distribution or dissemination of this Offer Document outside the

United States or the acceptance of the Mandatory Offer outside the Federal Republic of Germany or the United States being made in compliance with the applicable legal requirements of such other jurisdictions. Any responsibility of the Bidder and Bayer AG for any third party’s non-compliance with legal requirements is expressly disclaimed.

2.5	Status of the Information Contained in this Offer Document
Unless expressly stated otherwise, all representations, opinions, stated intentions, forward-looking statements and other information contained in this Offer Document are based upon the Bidder’s and Bayer AG’s knowledge as of the time of execution of this Offer Document. Information regarding Schering AG and the Schering Group is based, unless expressly stated otherwise, on publicly available information (e.g., published annual reports, press releases and analyst presentations). In particular, the financial data of Schering AG is based upon the quarterly reports (group and individual) as of June 30, 2006 published at http://www.schering.de under “Investor Relations.” Unless expressly stated otherwise, such information has not been independently verified by the Bidder and Bayer AG.
This Offer Document and the documents referred to herein contain certain forward-looking statements. Such statements are not statements of facts and are identified by words such as “will,” “expects,” “believes,” “attempts,” “estimates,” “intends,” “assumes,” “aspires” and similar expressions. These statements express the intent, belief or current expectations and assumptions of the Bidder, Bayer AG and their respective management, with respect to, among other things, the likely consequences of the Mandatory Offer for Schering AG and its remaining Unaffiliated Schering Shareholders or on future financial results. Such forward-looking statements are based on current plans, estimates and projections made by the Bidder and Bayer AG to the best of their knowledge and speak only as of the date they are made. Forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and are generally beyond the Bidder’s or Bayer AG’s control. It should be noted that actual results or outcomes may differ materially from those expressed in, or implied by, the forward-looking statements. For further information regarding the risks inherent in Bayer AG’s and the Bayer Group’s business, see the risk report contained in Bayer Group’s Annual Report 2005 and the section entitled “Risk Factors” in Bayer AG’s Annual Report 2005 on Form 20-F filed with the SEC on March 6, 2006. This document is available on the Internet at the website of the SEC at http://www.sec.gov. A direct link to this website is placed on the website of Bayer AG (http://www.investor.bayer.de).
The Bidder expressly advises you that it will update this Offer Document only to the extent that it is obliged to do so under applicable law. The Bidder and Bayer AG do not plan to publicly update or correct any forward-looking statements after the publication of this Offer Document, whether as a result of any new information, future events or otherwise, unless required to do so by applicable law. The Bidder and Bayer AG have not authorized third parties to make statements regarding this Mandatory Offer or this Offer Document. If third parties make any such statements, such statements may not be attributed to the Bidder or Bayer AG.

2.6	References and Definitions

(i)	All references to “EUR” in this Offer Document are to the Euro and all references to “dollars” or “USD” are to U.S. dollars. The USD/ EUR “Bid”-rate as published by WM/ Reuters at 4:00 p.m. London, England, local time on November 28, 2006 was USD 1.31505 = EUR 1.00.

(ii)	Specifications of time in this Offer Document are made in Frankfurt am Main (Federal Republic of Germany) local time (“Frankfurt Local Time”) and New York (United States) local time (“New York Local Time”), unless otherwise specified. At the time of the publication of this Offer Document, Frankfurt Local Time was six hours ahead of New York Local Time.

(iii)	In this Offer Document, unless expressly stated otherwise, all references to a “Stock Exchange Trading Day” refer to a day on which both the Frankfurt Stock Exchange and the New York Stock Exchange (the “NYSE”) are open for trading. All references to a “Banking Day” refer to a day on which the banks in Frankfurt am Main, Federal Republic of Germany, are open for business. All references to a “U.S. Working Day” refer to every day except for Saturdays, Sundays and U.S. Federal public holidays.

(iv)	A list of the definitions used in this Offer Document is attached to this Offer Document as an Annex.

3.	THE OFFER

3.1	Subject of the Mandatory Offer
Subject to the terms and conditions set forth in this Offer Document, the Bidder hereby offers to acquire all the Schering Shares (ISIN DE0007172009 / WKN 717200), including those Schering Shares represented by Schering ADSs (ISIN US8065852043 / CUSIP 806585204), of all Unaffiliated Schering Securityholders at their request.

3.2	Offer Consideration
The Bidder hereby offers to pay
EUR 89.36
in cash (the “Offer Price”), plus interest as described herein (the Offer Price plus interest thereon is herein called “Offer Consideration”) for each Schering Share (including Schering Shares represented by Schering ADSs).
As required under § 305(3) Sentence 3 of the German Stock Corporation Act, the Bidder will pay to all Unaffiliated Schering Securityholders who tender into this Mandatory Offer, interest on the Offer Price from and including October 28, 2006 until (and including) the calendar day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time. Any amount of interest so payable will be reduced by any payments of the Guaranteed Fixed Annual Dividend (as defined below). As of the date of this Offer Document, the applicable base rate, which is adjusted bi-annually, is 1.95% per annum.
Unaffiliated Schering Securityholders should note that, prior to the date of this Offer Document and since August 4, 2006, the date on which the execution of the Domination Agreement was announced, the Schering Securities have consistently traded on the Frankfurt Stock Exchange at prices higher than EUR 89.36. Unaffiliated Schering Securityholders are urged to obtain a current market quotation for the Schering Securities before deciding whether to tender their Schering Securities pursuant to this Mandatory Offer.
For Schering Shares held by residents of the United States and tendered through the U.S. Settlement Agent, and for Schering Shares represented by Schering ADSs, consideration will be paid in USD. The Offer Consideration will be converted into USD (i) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Initial Tender Period at the USD/ EUR “Bid”-rate published by WM/ Reuters on the day on which the custodian institution of the U.S. Settlement Agent receives the Offer Consideration relating to the Schering Shares tendered during the Initial Tender Period in Euros at 4:00 pm London, England, local time, and (ii) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Subsequent Tender Period, at the USD/ EUR “Bid”-rate published by WM/ Reuters at 4:00 pm London, England, local time on the day prior to payment to the tendering Schering Securityholder (unless on such day WM/ Reuters does not publish such the USD/ EUR “Bid”-rate, in which case the Offer Consideration will be converted into USD at the USD/ EUR “Bid”-rate published by WM/ Reuters at 4:00 pm London, England, local time on the first day prior to payment to the tendering

Schering Securityholder on which such rate is available). Therefore, when you tender Schering Securities, it will not be possible to state the exact USD equivalent of the Offer Price or the Offer Consideration. Alternatively, the Offer Consideration for the U.S. Securities can be paid in Euros at the election of the respective U.S. Securityholders.
Schering Securityholders should note that the adequacy of the cash compensation could be subject to review by the applicable German court in award proceedings (Spruchverfahren) which may be instituted by dissenting Unaffiliated Schering Securityholders. See Section 3.3 for a more detailed description of these award proceedings.

3.3	Explanation of the Adequacy of the Offer Price
The adequate cash compensation in the amount of EUR 89.36 per Schering Share that is being offered in this Mandatory Offer was determined in accordance with German legal requirements and is based on an analysis of the fair enterprise value (Unternehmensbewertung) of Schering AG at the time of, and the average stock exchange price in the three months period immediately preceding and including the date of, the general meeting in which the resolution to consent to the Domination Agreement was adopted (September 13, 2006).
The applicable German law requires the adequate cash compensation to be determined by the parties to the Domination Agreement and examined by one or more duly qualified auditors chosen and appointed by a court (Vertragsprüfer). In determining the fair value of the enterprise of Schering on which the amount of the cash compensation offer is based, the management board of Schering AG and the Bidder were advised by the financial auditors KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“KPMG”). On August 2, 2006, KPMG concluded after completion of its valuation that Schering AG’s value was EUR 87.63 per share. Nevertheless the Bidder and Bayer, taking into account the price of EUR 89.00 which had been paid under the voluntary public takeover offer from April to July 2006, in the Domination Agreement decided to offer EUR 89.00 as adequate cash compensation offer in the Mandatory Offer, thereby exceeding the value determined by KPMG. Warth & Klein GmbH Wirtschaftsprüfungsgesellschaft, which was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement (Vertragsprüfer), confirmed that the EUR 89.00 cash compensation offer was adequate. On September 13, 2006, the day of the extraordinary general meeting of Schering AG, the Bidder declared that it would increase the amount of the cash compensation of EUR 89.00 to the weighted average domestic stock exchange price per Schering Share in the last three months, to be determined by the German Federal Financial Supervisory Authority (“BaFin”) pursuant to the German Takeover Act Regulation (Wertpapiererwerbs- und Übernahmegesetz Angebotsverordnung). On the same date, Warth & Klein GmbH Wirtschaftsprüfungsgesellschaft confirmed that the cash compensation plus the increase provided in said declaration of the Bidder were adequate. The BaFin determined EUR 89.36 per Schering Share as the weighted average domestic stock exchange price per Schering Share for the preceding three months as of September 13, 2006 in accordance with the German Takeover Act Regulation (so-called minimum price). Accordingly, the Bidder now offers to pay to all Unaffiliated Schering Securityholders an amount of EUR 0.36 per tendered Schering Share (the “Additional Payment”) in addition to the contractually agreed adequate cash compensation of EUR 89.00 for each tendered Schering Share. The Additional Payment is payable together with and under the same conditions as the contractually agreed cash compensation of EUR 89.00, resulting in a total Offer Price of EUR 89.36 per Schering Share.
Schering Securityholders should note that the adequacy of the cash compensation of EUR 89.00 contractually agreed in the Domination Agreement could be subject to review by the applicable German court in award proceedings (Spruchverfahren) which may be instituted by dissenting Unaffiliated Schering Securityholders. If, as a result of such award proceedings, the court increases the amount of the contractually agreed cash compensation, or if any such increase is agreed between parties in a settlement to avert or terminate the award proceedings, the Offer Consideration would be increased accordingly. This would also apply to Unaffiliated Schering Securityholders who had already tendered their Schering Securities in the Mandatory Offer and received the Offer Consideration pursuant to this Mandatory Offer before the date of the relevant court decision or settlement. However, the Additional Payment of EUR 0.36 per Schering Share will be credited towards any such increase so that the Offer Price payable by the Bidder for tendered Schering Securities would exceed EUR 89.36 only to the extent that the amount of the increase determined by the court or in a settlement exceeds the Additional Payment. The price received by any persons who tendered their Schering Securities pursuant to the voluntary public take-over offer from April to June 2006 will not be adjusted as a result of this Mandatory Offer or any further increase of the Offer Consideration.

3.4	Historic Trading Prices of the Schering Shares and the Schering ADSs
The shares of Schering AG are traded on the Frankfurt Stock Exchange by means of floor trading as well as on the electronic XETRA® trading system, and the Schering ADSs representing Schering Shares were, until November 24, 2006, traded on the NYSE. Because as of November 24, 2006 the Bidder owns 183,440,552 Schering Shares representing approximately 96.1% of the Schering Shares outstanding as of November 24, 2006 (excluding treasury shares), there is very little liquidity in Schering Shares. The Schering Shares were removed from the DAX (Deutsche Aktienindex) on September 15, 2006 reflecting the acquisition of Schering AG by the Bidder. On November 24, 2006 the NYSE decided to suspend trading in Schering ADSs, ticker symbol SHR, and transfer them to the open market. The NYSE has taken this action in light of the small number of outstanding Schering Shares and ADRs following the Bidder’s acquisition of more than 95% of Schering AG. In accordance with the provisions contained in the NYSE Listed Company Manual, the NYSE normally considers suspending trading in a stock if the number of outstanding securities falls below 600,000. On November 23, 2006, only about 518,000 outstanding Schering ADRs remained in circulation. The NYSE also plans to apply to the SEC for Schering to be delisted in the United States.
The following table shows the highest and the lowest closing prices of the Schering Shares and Schering ADSs for the indicated time periods.

	Price of a		Price of a
	Schering Share		Schering ADS
	in EUR*		in USD**

	High	Low	High	Low

2004
1st Quarter	45.73	37.39	57.88	45.95
2nd Quarter	48.43	38.93	59.21	46.05
3rd Quarter	50.85	44.47	62.75	54.30
4th Quarter	55.29	48.74	75.20	60.15
2005
1st Quarter	58.56	49.85	77.75	64.54
2nd Quarter	53.60	49.64	68.90	61.56
3rd Quarter	53.29	50.01	66.10	60.52
4th Quarter	56.60	50.05	66.91	59.86
2006
1st Quarter	86.30	54.96	107.20	67.08
2nd Quarter	89.70	85.05	113.34	103.30
3rd Quarter	92.47	89.00	117.74	112.90
4th Quarter***	93.61	91.45	120.31	114.90

(Source: Bloomberg L.P.)

*	Based on the Frankfurt Stock Exchange XETRA® closing prices.

**	Based on the NYSE closing prices.

***	Through November 24, 2006 for Schering Shares and through November 22, 2006 for Schering ADSs.

4.	TENDER PERIOD

4.1	Duration of the Tender Period
For residents of the United States who tender their Schering Shares through the U.S. Settlement Agent and for holders of Schering ADSs, there will be an initial tender period in which withdrawal rights will exist. These withdrawal rights are described in Section 12 of this Offer Document.
The initial period for tendering Schering Securities in this Mandatory Offer commences upon publication of this Offer Document on November 30, 2006 and ends on
December 29, 2006,
midnight (Frankfurt Local Time)/6:00 p.m. (New York Local Time).
This initial period for tendering Schering Securities in this Mandatory Offer is referred to in this Offer Document as the “Initial Tender Period.”
The earliest date on which the Offer Consideration will be paid in respect of Schering Shares tendered during the Initial Tender Period by such holders will be on January 9, 2007, after the expiration of the Initial Tender Period.

4.2	Subsequent Tender Period
Schering Securityholders who have not tendered their Schering Securities in this Mandatory Offer by the end of the Initial Tender Period may still tender their Schering Securities in this Mandatory Offer from the expiration of the Initial Tender Period until January 24, 2007, midnight Frankfurt Local Time / 6:00 p.m. New York Local Time, respectively, unless thereafter extended as described below. This subsequent period for tendering Schering Securities in this Mandatory Offer is referred to in this Offer Document as the “Subsequent Tender Period.” Unaffiliated Schering Securityholders will not have the right to withdraw any Schering Securities tendered during the Subsequent Tender Period. We refer to the Initial Tender Period and the Subsequent Tender Period collectively as the “Tender Period.”

4.3	Extension of the Subsequent Tender Period
If any award proceedings (Spruchverfahren) concerning the adequacy of the amount of the Offer Consideration or of the Guaranteed Fixed Annual Dividend (as defined below) are commenced by Unaffiliated Schering Securityholders, as is their right under the Stock Corporation Act and the Act on the Court Review of Shareholder Compensation (Spruchverfahrensgesetz), the Mandatory Offer to purchase Schering Securities at any Unaffiliated Schering Securityholder’s request will continue to exist, and the Subsequent Tender Period will be extended, until the last day of the two-month period after the date on which public announcement is made of the resolution of the last such proceeding in the electronic Federal Gazette (elektronischer Bundesanzeiger). The Bidder and Bayer AG are not able to estimate the length of the Subsequent Tender Period that could result from any such legal proceedings.
The Bidder has requested and received relief from the requirements of Rule 14e-1(b) under the Exchange Act from the staff of the SEC in order to permit the extension of the Subsequent Tender Period in compliance with German law in the case of such proceedings.

5.	TENDER BY SCHERING SHAREHOLDERS RESIDENT IN THE UNITED STATES AND SCHERING ADS HOLDERS AND SETTLEMENT OF THE MANDATORY OFFER
Schering American Depositary Shares (ADSs) representing shares of Schering AG are listed on the NYSE. The Schering ADRs evidence the Schering ADSs. One Schering ADS represents one

Schering Share. This Mandatory Offer pursuant to this Offer Document is made to Unaffiliated Schering Shareholders resident in the United States as well as Unaffiliated Schering ADS Holders (with regard to their Schering Shares represented by Schering ADSs). There are different procedures for tendering Schering Securities in the Mandatory Offer and the settlement of such tender with respect to Schering Securityholders who are Schering Shareholders and Schering Securityholders who are Schering ADS Holders. The tender by Unaffiliated Schering Shareholders resident in the United States through the U.S. Settlement Agent and by the Unaffiliated Schering ADS Holders is governed solely by the terms and conditions set forth in this Section 5. Unaffiliated Schering Shareholders may also tender their Schering Shares and receive the adequate cash compensation referred to herein as the Offer Price pursuant to the Mandatory Offer as it is being conducted and settled pursuant to applicable German law in Germany. This Offer Document does not relate to or describe the German tender and settlement proceedings. The tender of Schering Shares represented by Schering ADSs into the Mandatory Offer by Unaffiliated Schering ADS Holders may only be made through the U.S. Settlement Agent as described in this Offer Document.
The following terms and conditions only apply to Unaffiliated Schering Shareholders resident in the United States who intend to tender their Schering Shares through the U.S. Settlement Agent and Unaffiliated Schering ADS Holders who intend to tender their Schering Shares represented by Schering ADSs into this Mandatory Offer for Schering Shares. In this Offer Document Unaffiliated Schering Shareholders resident in the United States and Schering ADS Holders are collectively referred to as “Unaffiliated U.S. Securityholders” and Schering Shares, including Schering Shares represented by Schering ADSs held by Unaffiliated U.S. Securityholders, are collectively referred to as the “U.S. Securities.”

5.1	General and U.S. Settlement Agent
The settlement agent for tenders into this Mandatory Offer pursuant to this Offer Document of Schering Shares held by Unaffiliated Schering Shareholders resident in the United States and of Schering Shares represented by Schering ADSs is The Bank of New York (the “U.S. Settlement Agent”). The address of the U.S. Settlement Agent is as follows:

By Mail:	By Overnight Courier:	In Person:

The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248 USA	The Bank of New York Tender & Exchange Department 101 Barclay Street-11W New York, NY 10286 USA	The Bank of New York Tender & Exchange Department 101 Barclay Street-11W Receive & Deliver Window- Street Level New York, NY 10286 USA
Unaffiliated Schering Shareholders resident in the United States will receive a U.S. Declaration of Tender form, which such Unaffiliated Schering Shareholder wishing to tender its Schering Shares must complete, sign and return to the U.S. Settlement Agent. The tendering Unaffiliated Schering Shareholder must immediately notify its custodial institution to tender the Schering Shares by transferring such Schering Shares to the U.S. Settlement Agent’s account at Clearstream account number 7001 (BHF-Bank Aktiengesellschaft, Frankfurt am Main) for the account of The Bank of New York (number 0300662189 entitled “Schering Shares”). The U.S. Settlement Agent will then cause the transfer to the Bidder’s account established for such purpose with Commerzbank AG, Frankfurt am Main of the Schering Shares so received in its account at BHF Bank Aktiengesellschaft, Frankfurt am Main, in the case of Schering Shares tendered during the Initial Tender Period, upon expiration of such Initial Tender Period and, in the case of Schering Shares so received during the Subsequent Tender Period, within three U.S. Working Days after such receipt.

The tender into this Mandatory Offer for Schering Shares represented by Schering ADSs registered on the books of J.P. Morgan Chase Bank, N.A., the depositary for the Schering ADSs (“Schering Depositary”), will be effected in a multistage process. First, the Unaffiliated Schering ADS Holder will submit a completed and manually signed ADS Letter of Transmittal and, where applicable, the Schering ADRs along with other required documents to the U.S. Settlement Agent. See Section 5.2.2 below. Second, the U.S. Settlement Agent, on behalf of the Unaffiliated Schering ADS Holder, will deliver the Schering ADSs to the Schering Depositary with instructions to cancel the Schering ADSs and deliver the underlying Schering Shares represented by the cancelled Schering ADSs to the U.S. Settlement Agent’s account at BHF-Bank Aktiengesellschaft, Frankfurt am Main. The U.S. Settlement Agent will then cause the transfer to the Bidder’s account established for such purpose with Commerzbank AG, Frankfurt am Main of the Schering Shares so received in its account at BHF-Bank Aktiengesellschaft, Frankfurt am Main, in the case of Schering Shares tendered during the Initial Tender Period, upon expiration of such Initial Tender Period and, in the case of Schering Shares so received during the Subsequent Tender Period, within three U.S. Working Days after such receipt.
The method of submission of the U.S. Securities is at the option and risk of the tendering Unaffiliated U.S. Securityholder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.

5.2	Declarations of Tender
U.S. Declaration of Tender forms with respect to Schering Shares held by residents of the United States and ADS Letters of Transmittal (as defined below) with respect to Schering Shares represented by Schering ADSs must be sent to the U.S. Settlement Agent. The procedure that may be used by Unaffiliated Schering Shareholders is set forth below in 5.2.1. The procedure to be used by Unaffiliated Schering ADS Holders, which is described in greater detail below, depends on whether the Unaffiliated Schering ADS Holder holds its Schering ADSs in a form evidenced by Schering ADRs (see clause 5.2.2 below) or in book-entry form (see clause 5.2.3 below) or through a securities broker in so-called “street name” form (see clause 5.2.5 below).

5.2.1	U.S. Declaration of Tender Form for Schering Shares Held by U.S. Residents
An Unaffiliated Schering Shareholder resident in the United States who wishes to tender its Schering Shares through the U.S. Settlement Agent should (a) complete and manually sign the U.S. Declaration of Tender form and send it to the U.S. Settlement Agent at the address set forth above, and (b) instruct its custodian institution to tender the Schering Shares into this Mandatory Offer by transferring such Schering Shares to the U.S. Settlement Agent’s account at Clearstream, account number 7001 (BHF-Bank Aktiengesellschaft, Frankfurt am Main) for the account of The Bank of New York (number 0300662189 entitled “Schering Shares”), in each case prior to the expiration of the Tender Period. Only Unaffiliated Schering Shareholders who are resident in the United States are eligible to tender their Schering Shares through the U.S. Settlement Agent. Unaffiliated Schering Shareholders whose Schering Shares are held in “street name” by a securities broker or a bank should discuss with that broker or bank the appropriate procedure for the delivery of the U.S. Declaration of Tender form and request that the Schering Shares be submitted for sale by that broker or bank. In principle, the signatures on a U.S. Declaration of Tender form must be guaranteed by an institution that is a member of the Medallion Signature Guarantee Program or another “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”). No signature guarantee is required in cases in which Schering Shares are submitted by an Eligible Institution.

5.2.2	Declaration of Tender for Schering ADSs Evidenced by Schering ADRs
Unaffiliated Schering ADS Holders whose Schering ADSs are evidenced by Schering ADRs may tender their Schering Shares represented by such Schering ADSs into this Mandatory Offer by ensuring that the following materials are received by the U.S. Settlement Agent at the address set forth above prior to the expiration of the Tender Period:

•	the Schering ADRs evidencing the Schering ADSs;

•	a properly completed and manually signed letter of transmittal for the Schering ADSs (the “ADS Letter of Transmittal”), or a facsimile copy with an original manual signature, with all required signature guarantees; and

•	any other documents required by the ADS Letter of Transmittal.
If a Schering ADR is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, the Schering ADR must be endorsed or accompanied by the appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the Schering ADR, and the signature(s) on the certificates or stock powers must be medallion guaranteed.
Further important information regarding the ADS Letter of Transmittal can be found below under 5.2.6.

5.2.3	Declaration of Tender for Schering ADSs Held in Book-Entry Form
Unaffiliated Schering ADS Holders whose Schering ADSs are held in book-entry form may tender their Schering Shares represented by such Schering ADSs into this Mandatory Offer by initiating the following:

•	a book-entry transfer of the Schering ADSs to the securities account of the U.S. Settlement Agent at DTC prior to the expiration of the Tender Period and a confirmation regarding the book-entry (the “Book-Entry Confirmation”) received by the U.S. Settlement Agent prior to the expiration of the Tender Period pursuant to the procedures described below;

•	the delivery to the U.S. Settlement Agent at the address set forth above of either:

–	a properly completed and manually signed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with all required signature guarantees, or

–	an Agent’s Message (as defined below); and

•	delivery to the U.S. Settlement Agent at the address set forth above of any other documents required by the ADS Letter of Transmittal.
Within two U.S. Working Days after the publication of this Offer Document, the U.S. Settlement Agent will establish a securities account at DTC for the Schering ADSs. Any financial institution that is a participant in the DTC’s system may make book-entry transfer of Schering ADSs by causing DTC to transfer such Schering ADSs into the securities account of the U.S. Settlement Agent in accordance with DTC’s procedure for the transfer.
An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to the U.S. Settlement Agent as part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgment from the DTC participant tendering the Schering ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Bidder may enforce the Letter of Transmittal against such participant.

5.2.4	Declaration of Tender for Uncertificated Schering ADSs in “Direct Registration” or in “Global Investor Plan” registered on the books of JPMorgan Chase Bank, N.A.
Unaffiliated Schering ADS Holders whose Schering ADSs are held in uncertificated form in “Direct Registration” or in the “Global Investor Plan” on the books of JPMorgan Chase Bank, N.A. may tender their Schering Shares represented by such Schering ADSs into this Mandatory Offer by initiating the following:

•	the delivery to the U.S. Settlement Agent at the address set forth above of a properly completed and manually signed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with all required signature guarantees; and

•	delivery to the U.S. Settlement Agent at the address set forth above of any other documents required by the ADS Letter of Transmittal.

5.2.5	Declaration of Tender for Schering ADSs Held in “Street Name”
Schering ADSs that are held in “street name” by a securities broker or a bank can only be tendered for sale by that securities broker or bank. Unaffiliated Schering ADS Holders should therefore discuss with their securities broker or their bank the appropriate procedure for the delivery of the ADS Letter of Transmittal and request that the Schering ADSs be tendered for sale by them.

5.2.6	ADS Letter of Transmittal
Unaffiliated Schering ADS Holders should note the following information with respect to form and content of the ADS Letter of Transmittal:

•	Signature Guarantees: In general, signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. However, signature guarantees are not required in cases where Schering ADSs are tendered:

–	by a registered holder of Schering ADSs who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal; or

–	for the account of an Eligible Institution.

•	Partial Tenders: If fewer than all of the Schering ADSs evidenced by any Schering ADR delivered to the U.S. Settlement Agent are to be tendered, the Unaffiliated Schering ADS Holder thereof should indicate this in the ADS Letter of Transmittal by filling in the number of Schering ADSs tendered in the box entitled “Number of ADSs.” In such case, a new Schering ADR for the remainder of the Schering ADSs represented by the former Schering ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered Schering ADSs are purchased. All Schering ADSs delivered to the U.S. Settlement Agent will be deemed to have been tendered unless otherwise indicated. In the case of a partial tender, Schering ADSs not tendered will not be reissued to a person other than the registered holder thereof.

•	Content: The ADS Letter of Transmittal authorizes and instructs the U.S. Settlement Agent, as agent and attorney-in-fact for Unaffiliated Schering ADS Holders who wish to tender Schering Shares represented by Schering ADSs for sale, to transfer the Schering ADSs tendered by the Unaffiliated Schering ADS Holders to the Schering Depositary, and to instruct the Schering Depositary to deliver the underlying Schering Shares to the U.S. Settlement Agent even before the Bidder accepts and pays for the tendered underlying Schering Shares. The U.S. Settlement Agent will be exempt from the restrictions on self-dealing pursuant to Section 181 of the German Civil Code (BGB). By tendering Schering ADSs representing Schering Shares and sending the ADS

Letter of Transmittal, the tendering Unaffiliated Schering ADS Holder irrevocably appoints designees of the Bidder as such holder’s agents and attorneys-in-fact in the manner set forth in the ADS Letter of Transmittal. Each such agent will be fully authorized to exercise such Schering ADS Holder’s rights arising from the Schering ADSs tendered for sale, including the Schering Shares represented by such Schering ADSs, as well as those arising from any and all other shares or other securities or rights issued or issuable in respect of such Schering ADSs, including the Schering Shares represented by such Schering ADSs, on or after the date of the Mandatory Offer. Each agent is authorized to issue substitute powers of attorney in the full scope of the power of attorney. All such powers of attorney will be considered to be combined with the rights arising from the Schering ADSs. Such power of attorney will be effective when, and only to the extent that the Bidder accepts the Schering Shares represented by the Schering ADSs tendered by such Unaffiliated Schering ADS Holder for payment as provided herein.

With this power of attorney, all prior powers of attorney and consents given by such Unaffiliated Schering ADS Holder with respect to such Schering ADSs, including the Schering Shares represented by such Schering ADSs, or other securities or rights will, without further action, be revoked and no subsequent powers of attorney may be given by such Unaffiliated Schering ADS Holder with respect to its Schering ADSs (and, if given, they will not be deemed valid). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such Schering ADSs, including the Schering Shares represented by such Schering ADSs, and other securities or rights, in their sole discretion. This will apply, in particular, to any ordinary or extraordinary general meeting of Schering AG.
Unaffiliated Schering Shareholders resident in the United States should not submit an ADS Letter of Transmittal. Such Unaffiliated Schering Shareholders may instead submit a U.S. Declaration of Tender form.

5.3	Conversion of Schering ADSs into Schering Shares and Effectiveness of the Tender of U.S. Securities
In accordance with the power of attorney granted in the ADS Letter of Transmittal, the U.S. Settlement Agent, as representative of the respective Unaffiliated Schering ADS Holder, will surrender the tendered Schering ADSs to the Schering Depositary and instruct the Schering Depositary to transfer the underlying Schering Shares to the U.S. Settlement Agent’s account with BHF-Bank Aktiengesellschaft, Frankfurt am Main.
The U.S. Settlement Agent will then cause the book-entry transfer of the Schering Shares (including those tendered for sale by Unaffiliated Schering Shareholders resident in the United States) to the Bidder’s securities account maintained for that purpose with Commerzbank AG, Frankfurt am Main. The tender declared through the ADS Letter of Transmittal (with respect to a Unaffiliated Schering ADS Holder) and the U.S. Declaration of Tender form (with respect to a Unaffiliated Schering Shareholder resident in the United States) will become effective only upon such book-entry transfer. If the tender is declared to the U.S. Settlement Agent prior to the end of the Tender Period by one of the procedures described in Section 5.2 above, the book-entry transfer of the tendered U.S. Securities to the Bidder’s securities account with Commerzbank AG, Frankfurt am Main will be deemed to have been timely effected if the book-entry transfer has been effected no later than 11:30 a.m. New York Local Time on the third Banking Day after the expiration of the Tender Period.
The Bidder reserves the right to accept or reject tenders of U.S. Securities containing defects or errors. However, neither the Bidder nor any other person acting on its behalf will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

5.4	Legal Consequences of the Tender
Upon the tender of U.S. Securities by an Unaffiliated U.S. Securityholder into this Mandatory Offer, the tendering Unaffiliated U.S. Securityholder offers to sell and transfer ownership of its U.S. Securities and the Bidder accepts that offer immediately upon expiration of the Initial Tender Period, in the case of a tender during the Initial Tender Period, if such Unaffiliated U.S. Securityholder has not effectively withdrawn its tender by such time (see Section 12, Rights of Withdrawal), and in the case of a tender during the Subsequent Tender Period, immediately, and upon acceptance by the Bidder a contract will have been entered into between the respective Unaffiliated U.S. Securityholder and the Bidder for the sale and transfer of ownership of such U.S. Securities on the terms and conditions set forth in this Offer Document. This contract will be governed by and construed exclusively in accordance with German law. Payment for U.S. Securities tendered by Unaffiliated Schering Shareholders resident in the United States into this Mandatory Offer through The Bank of New York as U.S. Settlement Agent and by Unaffiliated Schering ADS Holders, will be made in the manner described in Section 5.5 of this Offer Document. The Offer is being made in accordance with the Exchange Act and the rules and regulations promulgated thereunder, except to the extent the Bidder and Bayer AG have received relief from the SEC. See Section 15 for a more detailed description of the relief requested from and granted by the SEC. Accordingly, the securities laws of the United States, including the antifraud and antimanipulation provisions thereof, will apply to Unaffiliated U.S. Securityholders with respect to this Mandatory Offer whether or not they tender into this Mandatory Offer.

5.5	Settlement of the Mandatory Offer for U.S. Securities
The Offer Consideration owed for U.S. Securities tendered for sale in accordance with this Mandatory Offer will be paid only if the U.S. Settlement Agent has received prior to the end of the Tender Period:

•	in the case of Schering ADS Holders:

–	the Schering ADRs evidencing Schering ADSs, or a Book-Entry Confirmation of a book-entry transfer of such Schering ADSs to the U.S. Settlement Agent’s account at DTC pursuant to the procedures set forth above;

–	the ADS Letter of Transmittal, properly completed and signed, with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal; and

–	any other documents required by the ADS Letter of Transmittal;
and if the book-entry transfer of the Schering Shares represented by Schering ADSs to the Bidder’s account at Commerzbank AG, Frankfurt am Main was effectuated in a timely manner; or

•	in the case of any Unaffiliated Schering Shareholder resident in the United States:

–	the Schering Shares in its account with its custodian institution in Germany;

–	the U.S. Declaration of Tender form, properly completed and signed, with all required signature guarantees; and

–	any other documents required by the U.S. Declaration of Tender form;
and if the book-entry transfer of the Schering Shares to the Bidder’s account at Commerzbank AG, Frankfurt am Main was effectuated in a timely manner.
Subject to the terms and conditions of this Mandatory Offer, the Bidder will pay for U.S. Securities validly tendered for sale pursuant to this Mandatory Offer through the U.S. Settlement Agent, which will act as agent with respect to payment for the U.S. Shareholders and holders of ADSs tendering U.S. Securities through the U.S. Settlement Agent. Upon the terms and subject to the conditions of the Mandatory Offer, payment for the U.S. Securities properly tendered for sale through the U.S. Settlement Agent during the Initial Tender Period and not validly withdrawn, will be made no earlier than on January 9, 2007, (after the expiration of the Initial Tender Period), and payment for U.S. Securities tendered through the U.S. Settlement Agent during the Subsequent Tender Period will be made no earlier than the fourth, but no later than the eighth, U.S. business day after receipt by the U.S. Settlement Agent of a valid ADS Letter of Transmittal or U.S. Declaration of Tender, as applicable.
In either event, the Offer Consideration will be paid in USD. The Offer Consideration will be converted into USD (i) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Initial Tender Period at the USD/EUR “Bid”-rate published by WM/Reuters on the day on which the custodian institution of the U.S. Settlement Agent receives the Offer Consideration relating to the Schering Shares tendered during the Initial Tender Period from the Bidder in Euros at 4:00 pm London, England, local time, and (ii) with respect to the payment of the Offer Consideration for Schering Securities tendered during the Subsequent Tender Period, at the USD/EUR “Bid”-rate published by WM/Reuters at 4:00 pm London, England, local time on the day prior to payment to the tendering Schering Securityholder (unless on such day WM/Reuters does not publish such the USD/EUR “Bid”-rate, in which case the Offer Consideration will be converted into USD at the USD/EUR “Bid”-rate published by WM/Reuters at 4:00 pm London, England, local time on the first day prior to payment to the tendering Schering Securityholder on which such rate is available). Therefore, at the time of tender of any U.S. Securities it is not possible to state the exact USD equivalent of the Offer Price and the Offer Consideration. Alternatively, the Offer Consideration for the U.S. Securities can be paid in Euros at the election of the respective U.S. Securityholder.
The Bidder has requested and received relief from the staff of the SEC from the requirements of Rule 14d-10(a)(2), 14e-1(b) and 14d-11(f) under the Exchange Act in order to permit the Bidder to pay the Offer Consideration, which fluctuates because of the interest component thereof depending on when it is paid as described above. See Section 15 for a more detailed description of the relief requested from and granted by the SEC.

5.6	Costs and Fees
Unaffiliated U.S. Securityholders who hold their U.S. Securities through a custodian institution, broker, dealer, commercial bank or other agent, and whose custodian institution, broker, dealer, commercial bank or other agent tenders their U.S. Securities into this Mandatory Offer on the U.S. Securityholder’s behalf, may be charged a fee. Unaffiliated U.S. Securityholders who tender their U.S. Securities into this Mandatory Offer directly through the U.S. Settlement Agent will not be charged brokerage fees. Any non-German stock exchange tax, sales tax or stamp tax, resulting from the tender into or settlement of this Mandatory Offer will be borne by the Unaffiliated U.S. Securityholder. The fee to be paid to the Schering Depositary for the cancellation of the Schering ADRs will be borne by the Bidder.

5.7	Right of Withdrawal
Under the conditions set forth in Section 12 of this Offer Document, Unaffiliated U.S. Securityholders who tender their U.S. Securities through the U.S. Settlement Agent during the Initial Tender Period may withdraw their tendered U.S. Securities at any time prior to the expiration of the Initial Tender Period. See Section 12 for a more detailed description of the exercise and the legal consequences of the right of withdrawal.
Unaffiliated U.S. Securityholders who tender their U.S. Securities during the Subsequent Tender Period may not withdraw their tendered U.S. Securities.

6.	THE BIDDER / BAYER AG

6.1	Description of the Bidder
The Bidder, Bayer Schering GmbH (formerly Dritte BV GmbH), is a German limited liability company with its registered seat in Leverkusen, and is registered in the commercial register of the local court of Cologne under HRB 52162. The share capital of the Bidder amounts to EUR 1,000,000. The Bidder’s business purpose is the management of its own assets, in particular the management of the shareholding in Schering AG as well as the coordination of the integration of Schering AG into the Bayer Group, and the foundation and acquisition of enterprises or investments therein. Pursuant to a voluntary public takeover offer from April to July 2006 (the “Original Voluntary Tender Offer”), and subsequent thereto, Bayer Schering GmbH acquired a total of 183,440,552 Schering Securities, representing approximately 96.1% of the Schering Securities outstanding as of November 24, 2006 (excluding treasury shares). Prior to the Original Voluntary Tender Offer the Bidder did not engage in any business activity. The Bidder is a wholly-owned subsidiary of Bayer AG. The Bidder and Bayer AG have entered into a domination and profit and loss transfer agreement, according to which the Bidder is obliged to transfer its entire profits to Bayer AG. The address of the Bidder is: Kaiser-Wilhelm-Allee 1, 51373 Leverkusen, Federal Republic of Germany. The telephone number of the Bidder’s main administrative office is +49 214 3031124.
Below are the names, current primary occupation or current employment relation, and an overview of the career in the last five years, for each member of the management of Bayer Schering GmbH. All persons named in the table below are citizens of the Federal Republic of Germany. The business address of the people in the list is c/o Bayer AG, 51368 Leverkusen, Federal Republic of Germany.

Present Principal Occupation or Employment
Name	and Five-Year Employment History

Dirk Rosenberg	Head of domestic tax law, tax strategy and tax policy, Bayer AG. Prior to becoming head of the domestic tax law, tax strategy and tax policy department in January 2005, Mr. Rosenberg was head of the tax strategy, tax planning and tax policy department and responsible for the support of several domestic subsidiaries with respect to taxation.

Dr. Armin Buchmeier	Attorney-at-law, head of corporate law, capital and financial markets law, Bayer AG. Dr. Buchmeier has been head of this department since 2002. He has been employed with Bayer AG since 1984.

Lars Brüning	Since April 2006, Mr. Brüning is the Head of Strategy and Corporate Business Development of Schering AG. In particular, he is involved in the integration of the Schering Group into the Bayer Group. Prior to that Mr. Brüning was the Managing Director of Schering China Ltd.

Lambert Courth	Mr. Courth joined Bayer AG as a management trainee in 1966. After various positions inside the Bayer Group, he served as Managing Director of Bayer plc. from 2001 through June 30, 2006. Since beginning of 2006 he also is in charge of the integration of the Schering Group into the Bayer Group.
During the last five years, neither Bayer Schering GmbH nor the persons listed above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to any judicial or administrative proceeding (except for matters that were terminated without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of or prohibiting activities subject to federal or state securities laws, or finding that they have violated such laws.

6.2	Description of Bayer AG and the Bayer Group

6.2.1	Bayer AG
Bayer AG is a German stock corporation with its registered seat in Leverkusen, Federal Republic of Germany, and is registered in the commercial register of the local court of Cologne under HRB 48248. Bayer AG was established in 1951 under the name “Farbenfabriken Bayer Aktiengesellschaft,” and in 1972 renamed “Bayer Aktiengesellschaft.” The address of Bayer AG is: 51368 Leverkusen, Federal Republic of Germany. The telephone number of Bayer AG’s main administrative office is +49 214 30-1.
The company’s business purpose is the manufacturing, marketing and other industrial activities or provision of services in the fields of health care, agriculture, polymers and chemicals.
Bayer AG is the management holding company of the Bayer Group. It determines the Bayer Group’s and the sub-groups’ long-term strategy and defines the rules and principles for the business policy derived therefrom. In addition, Bayer AG is in charge of the Bayer Group’s executive management and is responsible for the Bayer Group’s financial management.
Set forth below are the name, current main occupation or employment, and a five-year employment history of each member of the management board of Bayer AG. All persons listed below are citizens of the Federal Republic of Germany. The business address of the people listed below is c/o Bayer AG, 51368 Leverkusen, Federal Republic of Germany.

		Date of
		Expiration of
	Present Principal Occupation or Employment	Current
Name and Age	and Five-Year Employment History	Term

Werner Wenning (60)	Chairman of the management board, Bayer AG. Mr. Wenning has been a member of the management board since 1997 and chairman of the management board since April 2002.	2010

Klaus Kühn (54)	Chief Financial Officer, Bayer AG. Prior to his appointment to the management board in May 2002, Mr. Kühn was head of the finance division of Bayer AG.	2012

Dr. Richard Pott (52)	Labor Director, Bayer AG. Prior to his appointment to the management board in May 2002, Dr. Pott was general manager of Bayer AG’s Specialty Products business group.	2012

Dr. Wolfgang Plischke (54)	Member of the management board, Bayer AG. Prior to his appointment to the management board in March 2006, Dr. Plischke was head of the pharmaceuticals division of Bayer AG from January 2002. Prior to January 2002, Dr. Plischke was head of the pharmaceuticals division in North America and member of the executive committee of Bayer Corporation, U.S.A.	2009

The following table contains information on the current members of the supervisory board of Bayer AG.

				Membership of other
	Current		First	Supervisory
Name	Position	Principal Occupation	Elected	Boards

Dr. Manfred Schneider	Chairman	Former chairman of the management board of Bayer AG	2002	Allianz AG, Daimler Chrysler AG, Linde AG, Metro AG, RWE AG, TUI AG

Thomas de Win*	Vice Chairman	Chairman of the central works council of Bayer AG	2002	Bayer MaterialScience AG

Dr. Paul Achleitner	Member	Member of the management board of Allianz AG	2002	Allianz Global Investors AG, Allianz Immobilien GmbH, RWE AG

Dr. Josef Ackermann	Member	Chairman of the management board of Deutsche Bank AG	2002	Deutsche Lufthansa AG, Linde AG, Siemens AG

Andreas Becker*	Member	Chairman of the works council of H.C. Starck GmbH & Co. KG	2005	H.C. Starck GmbH & Co. KG

Karl-Josef Ellrich*	Member	Chairman of the works council, Dormagen Site Chairman of the group works council of Bayer AG	2000	Bayer CropScience AG

Dr. Thomas Fischer*	Member	Engineer	2005	Bayer MaterialScience AG

Peter Hausmann*	Member	North Rhine District Secretary of the German mining, chemical and power workers’ union	2006	Baywoge GmbH, Procter & Gamble Manufacturing GmbH

Thomas Hellmuth*	Member	Agricultural Engineer	2002	—

Prof. Dr. Ing. h.c. Hans-Olaf Henkel	Member	Honorary professor at the University of Mannheim	2002	Continental AG, DaimlerChrysler Aerospace AG, SMS GmbH, Brambles Industries, Orange SA, Ringier AG

Dr. Reiner Hoffmann*	Member	Deputy Director of the European Trade Union Confederation	2006	SASOL Germany GmbH

Gregor Jüsten*	Member	Member of the works council, Leverkusen Site	2006	—

Dr. rer. pol. Klaus Kleinfeld	Member	Chairman of the management board of Siemens AG	2005	Alcoa Inc., Citigroup Inc.

Dr. h.c. Martin Kohlhaussen	Member	Chairman of the supervisory board of Commerzbank AG	1992	Heraeus Holding GmbH, Hochtief AG, Schering AG, ThyssenKrupp AG, Verlagsgruppe Georg von Holtzbrinck GmbH

John Christian Kornblum	Member	Chairman of Lazard & Co. GmbH	2002	ThyssenKrupp Technologies AG, Motorola Inc.

Petra Kronen*	Member	Chairwoman of the works council, Uerdingen Site	2000	Bayer MaterialScience AG

				Membership of other
	Current		First	Supervisory
Name	Position	Principal Occupation	Elected	Boards

Hubertus Schmoldt*	Member	Chairman of the German mining, chemical and power workers’ union, Hannover	1995	BHW AG, Deutsche BP AG, DOW Olefinverbund GmbH, E.ON AG, RAG AG, RAG Coal International

Dr. Ing. Ekkehard D. Schulz	Member	Chairman of the management board of ThyssenKrupp AG	2005	AXA Konzern AG, Commerzbank AG, Deutsche Bahn AG, MAN AG, RAG AG, TUI AG, ThyssenKrupp Automotive AG, ThyssenKrupp Elevator AG, ThyssenKrupp Services AG

Dr. Ing. h.c. Jürgen Weber	Member	Chairman of the supervisory board of Deutsche Lufthansa AG	2003	Allianz Lebensversicherungs-AG, Deutsche Bank AG, Deutsche Post AG, Voith AG, Loyalty Partner GmbH, Tetra Laval Group

Prof. Dr. Dr. h.c. Ernst-Ludwig Winnacker	Member	President of the German research foundation, Bonn	1997	Medigene AG, KWS Saat AG, Wacker Chemie AG

*	Employees’ representative
During the last five years, none of Bayer AG, the members of the management board of Bayer AG, nor, as far as the Bidder and Bayer AG are aware, the members of the supervisory board of Bayer AG have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to any judicial or administrative proceeding (except for matters that were terminated without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of or prohibiting activities subject to federal or state securities laws or, or finding that they have violated such laws.

6.2.2	Business Activities of the Bayer Group[1]
The Bayer Group is a multinational group which had approximately 434 consolidated subsidiaries as of June 30, 2006. In the first six months of the fiscal year 2006, the Bayer Group generated sales revenues of EUR 14.19 billion, an operating result of EUR 1.96 billion and consolidated income of EUR 1.05 billion. As of June 30, 2006, the Bayer Group had approximately 110,200 employees worldwide. In the first six months of the fiscal year 2006, approximately 45% of sales (based on residence of customer) were generated in Europe, approximately 28% were generated in North America, approximately 15% were generated in Asia/ Pacific and approximately 12% were generated in Latin America/ Africa/ Middle East.
The business operations of the Bayer Group are organized into the following three sub-groups: Bayer HealthCare, Bayer CropScience and Bayer MaterialScience.

[1]	The following description of the Business activities of the Bayer Group is based on the Bayer Group’s semi-annual report as of and for the six months ended 30 June 2006, which means that the description excludes Bayer HealthCare’s Diagnostic division, which was sold as of June 30, 2006 and is therefore shown as discontinued operations as of that date, but includes the business of the Schering group, that had been consolidated with the Bayer Group for the first time by that date.

Bayer HealthCare
The Bayer HealthCare sub-group researches, develops, manufactures and markets products for disease prevention, diagnosis and treatment. The sub-group thereby makes an important contribution to improving the health of people and animals. Bayer HealthCare’s activities are organized into the following divisions: Pharma, Consumer Care, Diabetes Care/ Diagnostics2 and Animal Health. As of January 1, 2006, the Pharma/ Biological Products division was renamed Pharma. Bayer HealthCare’s Animal Health and Consumer Care divisions enjoy market positions among the leaders worldwide. Bayer HealthCare had approximately 51,396 employees worldwide as of June 30, 2006 and generated sales of EUR 4.46 billion in the first six months of the financial year 2006.
Bayer CropScience
The Bayer CropScience sub-group is a globally active enterprise in the fields of chemical crop protection and seed treatment, non-agricultural pest and weed control and green biotechnology. The sub-group is organized into the following divisions: Crop Protection and Environmental Science/ BioScience. Bayer CropScience is one of the leading suppliers in the areas of insecticides, fungicides, herbicides and seed treatments. The sub-group had approximately 18,217 employees as of June 30, 2006 and had sales of EUR 3.35 billion in the first six months of the financial year 2006.
Bayer MaterialScience
The Bayer MaterialScience sub-group is a leading manufacturer of high-performance materials and innovative systems solutions for applications in numerous areas of daily life. The sub-group’s main customers are companies in the automotive, construction, electrical and electronics, sports and leisure, packaging and medical technology sectors. The sub-group is organized into seven business units that are combined into the Systems and Materials divisions for purposes of financial reporting. The Materials division comprises the Polycarbonates and Thermoplastic Polyurethanes business units and the activities of Wolff Walsrode and H.C. Starck, two companies that Bayer AG is currently in the process of selling. Regarding H.C. Starck, Bayer AG announced on November 23, 2006, that it reached an agreement with two financial investors for the sale of H.C. Starck. The Systems division comprises the Polyurethanes, Coatings/ Adhesives/ Sealants and Inorganic Basic Chemicals business units. Bayer MaterialScience employed approximately 19,197 employees as of June 30, 2006, and had sales of EUR 5.69 billion in the first six months of the financial year 2006.
Service Companies
The three service companies Bayer Technology Services, Bayer Business Services and Bayer Industry Services offer their services to the Bayer Group and also to external customers. Bayer Technology Services offers services related to engineering functions. Bayer Business Services provides services in the field of information management, accounting, consulting and administration. Bayer Industry Services runs major Bayer Group chemical sites in Germany and offers site-specific services.

[2]	The Diagnostics division was sold as of June 30, 2006.

6.3	Schering AG Securities and Voting Rights Held by the Bidder, Persons Acting in Concert with the Bidder and their Subsidiaries

(a)	In General
Pursuant to the Original Voluntary Tender Offer from April to June 2006, and subsequent thereto, the Bidder acquired a total of 183,440,552 Schering Securities, representing approximately 96.1% of the Schering Shares outstanding on November 24, 2006 (excluding treasury shares). Except as described in this Offer Document, neither the Bidder nor Bayer AG, nor any persons acting in concert with the Bidder, nor any of their associates or subsidiaries hold, directly or indirectly, or have any rights to acquire, any interest, or are attributed any voting rights, in Schering AG.

(b)	Domination Agreement
On July 31, 2006, the Bidder and Bayer AG entered into a domination and profit and loss transfer agreement (the “Domination Agreement”) with the Bidder as the “controlling company” and Schering AG as the “controlled company.” Pursuant to the Domination Agreement, Schering AG agreed to submit itself to the direction of, and to transfer its entire profits to, the Bidder, and the Bidder agreed to compensate Schering AG for any annual net losses (Jahresfehlbetrag) incurred during the term of the Domination Agreement. Under applicable German law and the terms of the Domination Agreement, the Bidder is obliged, upon the Domination Agreement becoming effective, to make the Mandatory Offer, which is described with respect only to U.S. Securityholders in this Offer Document, to acquire all outstanding Schering Shares from the Unaffiliated Schering Shareholders (aussenstehende Aktionäre) at their request in return for payment of adequate cash compensation (angemessene Barabfindung). The amount of the adequate cash compensation contractually agreed in the Domination Agreement has been determined to be EUR 89.00 per Schering Share. Together with the Additional Payment of EUR 0.36 per Schering Share described in Section 3.3 the total Offer Price amounts to EUR 89.36 per Schering Share.
As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all Unaffiliated Schering Shareholders who tender into this Mandatory Offer interest on the Offer Price from (and including) October 28, 2006 (which is the day after the Domination Agreement became effective) until the calendar day preceding the date of settlement, at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) prevailing from time to time per annum, as reduced by any payments of the Guaranteed Fixed Annual Dividend (as defined below). In this Offer Document the sum of the Offer Price and the interest payable thereon is referred to as Offer Consideration. The determination of the Offer Price is described in Section 3.3 of this Offer Document.
Pursuant to the Domination Agreement, beginning with the profits for the fiscal year 2007, the entire annual profits of Schering AG, if any, less any loss carried forward from the previous fiscal year and less any amount allocated to the statutory capital reserve (gesetzliche Rücklage), will be transferred to the Bidder. If, however, during any fiscal year during the term of the Domination Agreement, Schering AG incurs an annual net loss (Jahresfehlbetrag), the Bidder would have to pay to Schering AG an amount equal to such loss to the extent that the respective annual net loss is not fully compensated for by using profit reserves (Gewinnrücklagen) accrued at Schering AG since the date on which the Domination Agreement became effective (Verlustausgleichspflicht). Such payment obligation would accrue at the end of any fiscal year of Schering AG in which an annual net loss was incurred and such accrual would be independent from the adoption of the financial statements. In the event that profits of Schering AG (including distributable profit reserves accrued and carried forward during the term of the Domination Agreement) are not sufficient to cover such annual net loss, the Bidder will be required to compensate Schering AG for any such shortfall by making a cash payment equal to the amount of such shortfall. Bayer AG has undertaken to manage and financially support the Bidder in such a manner that the Bidder will at all times be in the position to timely perform all of its obligations under or in connection with the Domination Agreement and has guaranteed vis-à-vis the Unaffiliated Schering Shareholders that the Bidder will fulfill the Unaffiliated Schering Shareholders’ claims under or in connection with the Domination Agreement, especially those with respect to the payment of the Guaranteed Fixed Annual Dividend (as defined below) and payment of the Offer Consideration pursuant to the Mandatory Offer.
Any Unaffiliated Schering Shareholder who elects not to tender and sell its shares to the Bidder under this Mandatory Offer will remain a shareholder of Schering AG, unless and until the Bidder effects a squeeze-out of any remaining Unaffiliated Schering Shareholders. On September 26, 2006, the Bidder filed a request to the management board of Schering AG that at the general meeting of Schering AG a resolution on the squeeze-out be adopted. See Section 9.3.5 for a more detailed description of the squeeze-out proceeding.
With the Domination Agreement having become effective, any remaining Unaffiliated Schering Shareholders, among other things, will lose their right to receive ordinary dividends for the fiscal years beginning on or after January 1, 2007, as Schering AG’s profits will then be transferred to the Bidder in their entirety. Under applicable German law and the terms of the Domination Agreement, in order to compensate remaining Unaffiliated Schering Shareholders for such loss, such remaining Unaffiliated Schering Shareholders will be entitled to receive annual recurring payments in proportion to their share in the share capital (Ausgleich) of Schering AG (which is herein referred to as the “Guaranteed Fixed Annual Dividend”). The amount of the Guaranteed Fixed Annual Dividend was determined by the Bidder and Schering AG, which were advised by KPMG in connection with such determination, to be EUR 4.60 (on a pre-tax basis) per Schering Share (less certain corporate taxes, which as of the date of this Offer Document would result in a net amount of the Guaranteed Fixed Annual Dividend of EUR 3.62 per Schering Share), on the basis of the hypothetical projected earnings of Schering AG as an independent company and assuming a full distribution of profits. As part of the Domination Agreement, the Guaranteed Fixed Annual Dividend was also subject to examination by Warth & Klein Wirtschaftsprüfungsgesellschaft (“W&K”), which was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement and which confirmed that the amount of the Guaranteed Fixed Annual Dividend was adequate. The gross Guaranteed Fixed Annual Dividend of EUR 4.60 per Schering Share may be equal to, higher or lower than the distributable profits per share of Schering AG in any future year. Taking into account the circumstances and the tax rates at the time of the entering into of the Domination Agreement, the net Guaranteed Fixed Annual Dividend is EUR 3.62 per Schering Share for a full fiscal year. The net Guaranteed Fixed Annual Dividend may, depending on applicable corporate tax rates, in the future be higher or lower than or equal to EUR 3.62. The Guaranteed Fixed Annual Dividend will first be payable with respect to Schering AG’s fiscal year 2006 (the year in which the Domination Agreement became effective), but for the year 2006 is reduced by the amount of any regular dividend paid per Schering Share for the fiscal year 2006, if such dividend is resolved upon in the general meeting of Schering AG.
Unaffiliated Schering Shareholders should be aware that currency exchange rates prevailing at the time of payment of any such Guaranteed Fixed Annual Dividend may be different than exchange rates prevailing at the time of the publication of this Offer Document and may therefore affect the value of such Guaranteed Fixed Annual Dividend if it is paid in U.S. dollars, or if such Unaffiliated Schering Shareholder ultimately intends to convert such Guaranteed Fixed Annual Dividend into U.S. dollars. The Guaranteed Fixed Annual Dividend will be payable annually for so long as there are Unaffiliated Schering Shareholders remaining and the Domination Agreement is effective. Except for the fiscal year 2006, there will be no dividends other than the Guaranteed Fixed Annual Dividend paid by Schering AG.
The adequacy of the Guaranteed Fixed Annual Dividend could be subject to review by the applicable German court in award proceedings (Spruchverfahren), which may be instituted by dissenting Unaffiliated Schering Shareholders. If as a result of such award proceedings, the court increases the amount of the Guaranteed Fixed Annual Dividend, or if such increase is agreed between the parties in a settlement to avert or terminate the award proceedings, any Guaranteed Fixed Annual Dividend payments already made to Unaffiliated Schering Shareholders would be increased accordingly.
The Domination Agreement entitles the Bidder to give instructions to the management board of Schering AG, including instructions that are disadvantageous to Schering AG, as long as such disadvantageous instructions benefit the Bidder or the companies affiliated with the Bidder. Among other things, the Bidder and Bayer AG may give instructions to Schering AG relating to one or more of the actions described in Section 9.3.5, “Background of the Mandatory Offer/ Intentions of the Bidder and Bayer AG with Regard to Schering AG — Intentions of the Bidder and Bayer AG with Regard to Schering AG — Possible Structural Measures: Squeeze-out and Delisting — Delisting.” Among other reasons, the Bidder chose to enter into the Domination Agreement as an initial step following the completion of the Original Voluntary Tender Offer in order to be in a position to give instructions as to such matters if it determines to do so. Pursuant to the Stock Corporation Act, Schering AG’s management board may not refuse to comply with such instructions because it believes such instructions not to be in the interest of the Bidder or of affiliates of the Bidder, unless the instructions are obviously not in such interest. In addition, Schering AG’s management board may refuse instructions (i) that are disadvantageous to Schering AG, if the negative consequences to Schering AG are grossly disproportionate to the benefits of the Bidder or the companies affiliated with the Bidder, (ii) if compliance with them would violate legal or statutory restrictions, or (iii) compliance with them would endanger or terminate the existence of Schering AG. The management board of Schering AG remains ultimately responsible for making the executive decisions for Schering AG and the Bidder itself, despite the Domination Agreement, is not entitled to act on behalf of, and has no power to legally bind, Schering AG.

6.4	Acquisitions by the Bidder and Persons Acting in Concert with It
Pursuant to the Original Voluntary Tender Offer from April to July 2006, and subsequent thereto, the Bidder acquired a total of 183,440,552 Schering Shares, representing approximately 96.1% of the Schering Shares outstanding as of November 24, 2006 (excluding treasury shares). Neither the Bidder, nor any persons acting in concert with the Bidder nor any of their associates or subsidiaries has, in the last 60 days prior to the date of this Offer Document, effected any transaction in the Schering Shares.

6.5	Schering Shares Held by Managing Directors of the Bidder and Management Board Members and Supervisory Board Members of Bayer AG
None of the managing directors of the Bidder, the members of the management board of Bayer AG, nor, based on responses by such persons to questionnaires provided by the Bidder, the members of the supervisory board of Bayer AG, directly or indirectly holds any shares in Schering AG, including shares represented by ADSs, or has acquisition rights to such Schering Securities. None of the managing directors of the Bidder, the members of the management board of Bayer AG, nor, based on responses by such persons to questionnaires provided by the Bidder, the members of the supervisory board of Bayer AG, has entered into any transactions regarding Schering Securities in the last 60 days prior to the date of this Mandatory Offer.

7.	SCHERING AG’S POSITION WITH RESPECT TO THIS MANDATORY OFFER
On July 31, 2006, the Bidder and Schering AG entered into the Domination Agreement, after it had been approved by the supervisory board of Schering AG on the same day. Also on July 31, 2006, in compliance with applicable German law, the managing directors of the Bidder and the management of Schering AG produced a joint report, which sets forth detailed information on the Domination Agreement, including reasons for concluding the Domination Agreement and legal and economic explanations regarding the amounts of the Offer Price and the Guaranteed Fixed Annual Dividend (the “Joint Report”).
Under applicable German law, no approval by Schering AG’s management board is necessary (other than the approval of the Domination Agreement itself as evidenced by its execution) for the Bidder to commence or complete this Mandatory Offer. Schering AG is required by U.S. federal securities laws to file with the SEC, within ten U.S. business days from the date of this Mandatory Offer, a statement on Schedule 14D-9 as to its position, if any, on this Mandatory Offer.

8.	DESCRIPTION OF SCHERING AG
Schering Aktiengesellschaft is a German stock corporation with its registered seat in Berlin and is registered in the commercial register of the local court of Charlottenburg, Berlin, under 93 HRB 283. Schering AG has its headquarters at Müllerstraße 178, 13353 Berlin, Federal Republic of Germany. The telephone number of Schering AG is +49 30 468 11 11.
Schering AG is an international pharmaceuticals company with more than 150 subsidiaries worldwide; it is the parent company of the Schering Group. According to its articles of association, the business purpose of Schering AG is the research, development, manufacturing, purchase, and sale of all types of chemical and biotechnology products (including, in particular, pharmaceuticals, pharmaceutical substances, diagnostics and vaccines for human and veterinary medicine, as well as fine chemicals, radioactive substances, and intermediary products) and the research, development, manufacture, purchase, and sale of preparations and equipment for medical and laboratory purposes as well as the development, acquisition, and exploitation of chemical, biological, and technical processes and facilities. Schering AG focuses its activities on the following four business areas: Gynecology and Andrology, Diagnostic Imaging, Specialized Therapeutics and Oncology.
The consolidated financial statements of Schering AG for the fiscal year 2005, which have been prepared pursuant to international financial reporting standards (IFRS), show sales revenues of EUR 5.3 billion, an operating result of EUR 928 million and net income of EUR 624 million. As of December 31, 2005, the Schering Group employed 24,658 employees worldwide. For the first six months of the financial year 2006, the sales revenues amounted to EUR 2.82 billion. In its semiannual report as of June 30, 2006, Schering AG showed for the first six months of the financial year 2006 an operating result of EUR 410 million and a net income of EUR 301 million. As of June 30, 2006, the Schering Group employed 23,769 employees worldwide.
The financial statements of Schering AG as of December 31, 2005, which have been prepared in accordance with German GAAP (HGB), show sales revenues of EUR 2.6 billion, an operating result of EUR 403 million and net income of EUR 382 million.
In its annual report for fiscal year 2005 published on March 10, 2006, Schering AG published information regarding its share capital, contingent capital and authorized capital.
As of June 30, 2006, which is the latest date as of which share capital information was made publicly available by Schering AG, the registered capital (Grundkapital) of Schering AG was EUR 194,000,000 and was divided into 194,000,000 bearer shares with no par value. Therefore, one share represents a computed EUR 1.00 share of the share capital. As of November 24, 2006, Schering AG held 3,130,800 treasury shares.
The shares of Schering AG trade on the official market of the German stock exchanges in Frankfurt am Main, Berlin-Bremen, Düsseldorf, Hamburg and Munich and in Switzerland on the Swiss Stock Exchange in Basle, Geneva and Zurich. In addition, they may be traded in the unofficial market on the regional stock exchanges of Stuttgart and Hanover.
The shares of Schering AG are listed on the German stock exchanges under WKN 717200 and ISIN DE0007172009.

Schering Shares were traded on the NYSE until November 24, 2006 in the form of American Depositary Receipts (ADRs) under CUSIP 806585204 and under ISIN US8065852043. The ADRs evidence American Depositary Shares (ADSs). One Schering ADS represents one Schering Share. The depository bank is JPMorgan Chase Bank, N.A. On November 24, 2006, the NYSE announced that trading in the Schering ADSs would be suspended as of that day because the number of outstanding Schering ADSs had fallen below 600,000. In accordance with the provisions contained in the NYSE Listed Company Manual, the NYSE normally considers suspending and removing from its list the securities of a company when the number of American Depositary Shares is less than 600,000. The NYSE has announced that it will make an application to the SEC to delist the Schering ADSs in the United States.
For the fiscal years 2003, 2004 and 2005 Schering AG distributed the following dividends:

	Dividend per	Dividend per
	share in	ADS in
	EUR	USD

2003	0.93	1.12
2004	1.00	1.35
2005	1.20	1.42

9.	BACKGROUND OF THE MANDATORY OFFER / INTENTIONS OF THE BIDDER AND BAYER AG WITH REGARD TO SCHERING AG

9.1	General Background of the Original Voluntary Tender Offer

9.1.1	General Background of the Original Voluntary Offer as stated in offer document filed by the Bidder and Bayer AG under cover of Schedule TO with the SEC on April 13, 2006
The background of the Original Voluntary Tender Offer, as provided in the offer document filed by the Bidder and Bayer AG under cover of Schedule TO with the SEC on April 13, 2006 in connection therewith, is restated below in its entirety.
In recent years, the Bayer Group has reorganized, repositioned itself strategically and streamlined its portfolio in order to create an innovative company with growth potential and earning power with core competencies in the areas of health, nutrition and high quality materials. In the course of this reorientation, Bayer AG closely reviewed its strategic options for the Bayer HealthCare sub-group with respect to its pharmaceuticals business.
A significant component of the pharmaceutical strategy is the strengthening of the Specialty Care business through internal and external growth. Possible cooperation partners were identified in this regard. Schering AG has a broadly based Specialty Pharmaceuticals business with a global presence. The product portfolios of both companies are complimentary in significant areas. Against this background a strategic cooperation with Schering AG emerged as a preferred option for Bayer AG. However, initially no discussions concerning a merger took place.
On March 13, 2006, Merck KGaA announced through a subsidiary a public takeover offer for the shares of Schering AG at a price of EUR 77.00 per share. From the Bayer Group’s perspective, a successful takeover would have impaired the chances of close strategic cooperation between Bayer HealthCare and the Schering Group. The management of Schering AG rejected Merck KGaA’s takeover offer.
On Monday, March 13, 2006, after the announcement of Merck KGaA’s intention to make a takeover offer, initial contact was made between the chairmen of the management boards of Schering AG and Bayer AG, Dr. Hubertus Erlen and Werner Wenning, respectively, to explore the possibility of a friendly transaction. On March 16, 2006, a first meeting of high-ranking representatives of both companies was held in Berlin to address this topic. Participants in the meeting on Bayer AG’s side were Werner Wenning, Klaus Kühn and Dr. Wolfgang Plischke. Arthur Higgins participated for Bayer HealthCare. Dr. Hubertus Erlen, Dr. Ulrich Köstlin, Marc Rubin and Dr. Jörg Spiekerkötter participated on Schering AG’s side. In this meeting the possibility of a merger of the two companies and the strategic advantages that would result from the combination were discussed for the first time. A further meeting of a larger group, including the involvement of external advisors, took place on March 19, 2006 in Berlin. In this meeting the key terms of a friendly transaction were addressed, including the important question of location of the administrative headquarters and the central research facilities of both pharmaceuticals businesses, the corporate structure and its name as well as the basic principles with respect to the composition of management. In addition, guidelines for a coordinated approach in connection with possible staff reductions were discussed. These items later became part of the letter correspondence described hereinafter.
On March 20, 2006, another discussion regarding the advantages of a business combination took place in Berlin between executives of both companies. In addition to the aforementioned points, the discussion also focused on the current business situation and on the product pipeline.
At further meetings at the level of the management board on March 21 and 22, 2006, the offer price was first discussed. On March 21, Bayer AG initially proposed an offer price of EUR 84.00 per share, which the management board of Schering AG declined as insufficient on that same day. The management board of Schering AG showed signs of being able to support an offer of EUR 87.00 per share. On March 22, 2006, Bayer AG then suggested two alternatives for increasing the offer. If the management board of Schering AG were to accept a significant breakup fee, Bayer AG would be prepared to offer the management board of Schering AG EUR 87.00 per Schering Share. This breakup fee would be paid by Schering AG to Bayer AG should there not be a successful conclusion due to a competing offer. Without a breakup fee agreement, Bayer AG would be prepared to offer EUR 86.00 per Schering Share. After deliberating, the management board of Schering AG declared its willingness on the same day to support an offer of EUR 86.00 per Schering Share without agreeing to a breakup fee.
After the approval of the management board (March 22, 2006) and the supervisory board (March 23, 2006), Bayer AG summarized the key points of the transaction that were orally discussed in a letter to the management board of Schering AG dated March 23, 2006, including the following main items:

•	Sites: The headquarters of the consolidated pharmaceuticals business will be located in Berlin. The key research locations are Berlin and Wuppertal (Federal Republic of Germany), as well as Richmond, Berkeley and West Haven (United States).

•	Employees: Possible staff reductions will be equally and fairly allocated between both companies. Possible severance payments will be calculated applying the same rules in line with past practice of the respective company.

•	Management: The management of the combined pharmaceuticals business will be chosen on the basis of objective criteria and third party advice. The composition of the senior management levels will be announced no later than the date on which the Offer is no longer subject to conditions precedent.

•	Name: To the extent legally possible, the new name for the combined pharmaceutical business will be “Bayer-Schering-Pharma.”

•	Corporate Structure: The head office of the combined pharmaceutical business will be organized as a separate stock corporation unless this would have significant tax disadvantages. The management will report directly to Bayer HealthCare. Integration committees will be established with equal representation of executives from both Schering Group and Bayer Group.

•	Schering Foundation: The Schering foundation (Schering-Stiftung) will continue to exist and will be provided with additional funding to underline Schering AG’s continued presence in and dedication to Berlin.
Directly after receipt of the letter from Bayer AG, the management board of Schering AG confirmed to the management board of Bayer AG in writing that the letter of Bayer AG accurately reflected the understanding of both parties and that Schering AG welcomed the offer of Bayer AG. The management board further indicated that, after publication of this Offer Document and after due review of the Offer Document, it intended to recommend that the Schering Securityholders accept the Offer.
The Schering AG management board further declared the following in its letter: The Schering AG management board will cooperate with Bayer AG and make available to Bayer AG such information as will be necessary in connection with this Offer, the financing of the Offer and any regulatory approvals. Furthermore, the management board of Schering AG agreed to cooperate with Bayer AG already by now — insofar as legally permissible — in order to plan the integration after successful completion of the transaction. The management board of Schering AG also will not solicit nor encourage competing offers of third parties. Schering AG’s management board will immediately inform Bayer AG regarding any acquisition intentions of third parties and on the course of any discussions with such third parties. In the event of a takeover offer from a third party, the management board of Schering AG will not recommend the acceptance of such an offer to the Schering Shareholders unless it finds it altogether preferable to the presented offer of Bayer AG. However, the management board will first give Bayer AG the opportunity to modify its offer accordingly. In addition, the management board of Schering AG will not take any measures that could preclude the success of this Offer. Finally, the management board will not support a proposal at this year’s general shareholders’ meeting of Schering AG that provides for a dividend distribution in excess of EUR 1.20 per share.
Thereupon, Bayer AG announced its intention on the evening of the same day (March 23, 2006) to submit an offer for Schering AG. The management board of Schering AG supported Bayer AG’s offer and declared its intention to recommend the offer to the Schering Shareholders — contingent upon a review of the Offer Document — in a press release on March 24, 2006.

9.1.2	Relevant Developments of the Original Voluntary Tender Offer
On June 14, 2006, the Bidder acquired Schering Shares in transactions at up to EUR 89.00 per Schering Share. Pursuant to applicable German law the offer price payable for all Schering Shares, including Schering Shares represented by Schering ADSs, tendered and accepted for payment in the Original Voluntary Tender Offer was increased to EUR 89.00 per Schering Share.

9.2	General Background of this Mandatory Offer
Since the Bidder’s acquisition of Schering Shares pursuant to the Original Voluntary Tender Offer and subsequent thereto, representatives of the Bidder and Bayer AG have had numerous contacts with Schering AG and its representatives with respect to a variety of operational and financial matters, including the Domination Agreement described below.
In the Original Voluntary Tender Offer the Bidder declared its intention to enter into a domination agreement with Schering AG after successful completion of the Original Voluntary Tender Offer.
On May 18, 2006, the managing directors of the Bidder and the management board of Schering AG engaged KPMG to prepare an expert opinion on the business valuation on which the level of the adequate cash compensation and the Guaranteed Fixed Annual Dividends are based. Following the application of Schering AG and the Bidder, W&K was chosen and appointed as joint agreement auditor according to § 293c(1) of the German Stock Corporation Act by the District Court (Landgericht) Berlin, Germany on May 19, 2006. KPMG, with the cooperation of the management of

Schering AG and the Bidder, conducted its review from May 22, 2006 to July 27, 2006 at the offices of Schering AG in Berlin and at KPMG’s offices in Berlin and Frankfurt. W&K, with the cooperation of Schering AG and the Bidder, conducted its review from the beginning of June through August 2, 2006, at the offices of Schering AG in Berlin and at W&K’s offices in Düsseldorf. During such time, Schering AG, the Bidder and Bayer AG, KPMG and W&K held a number of meetings and discussions. On July 27, 2006, KPMG provided its presentation on the business valuation (the “KPMG Report”) in which KPMG determined that based on the business valuation of Schering AG as of September 13, 2006, determined pursuant to applicable German law and practice, EUR 87.63 per Schering Share would be an adequate cash compensation payment (angemessene Barabfindung) to be offered to the Unaffiliated Schering Shareholders in exchange for their Schering Shares, and that the appropriate Guaranteed Fixed Annual Dividend was a gross amount of EUR 4.60 per Schering Share (which as of the date of this Offer Document would result in a net amount of EUR 3.62 per Schering Share). Nevertheless, taking into account the price of EUR 89.00 which had been paid under the Original Voluntary Tender Offer, the Bidder and Bayer decided to offer an amount of EUR 89.00 per Schering Share as adequate cash compensation in the Domination Agreement, thus exceeding the KPMG valuation.
On August 2, 2006, W&K presented the results of its audit (the “W&K Report”), confirming that the adequate cash compensation contractually agreed in the Domination Agreement of EUR 89.00 per share and the Guaranteed Fixed Annual Dividend of a gross amount of EUR 4.60 per Schering Share (which as of the date of this Offer Document would result in a net amount of EUR 3.62 per Schering Share), both as offered in the Domination Agreement, were adequate.
On July 31, 2006, the Bidder and Schering AG entered into the Domination Agreement, after it had been approved by the supervisory board of Schering AG on the same day. Also on July 31, 2006, the management board of Schering AG and the managing directors of the Bidder issued a joint report on the Domination Agreement (the “Joint Report”), which sets forth detailed information on the Domination Agreement, including reasons for concluding the Domination Agreement and legal and economic explanations regarding the amounts of the cash compensation and the Guaranteed Fixed Annual Dividend. Each of the KPMG Report, the W&K Report and the Joint Report were filed with the SEC by the Bidder and Bayer AG under cover of Schedule TO on August 4, 2006 (as amended and restated by a filing on August 7, 2006) and made available to the Unaffiliated Schering Shareholders as of such date.
The Domination Agreement was submitted to a Schering shareholder vote, and approved, at an extraordinary general meeting of Schering shareholders held on September 13, 2006. On the same date, the Bidder declared that it would increase the amount of the cash compensation of EUR 89.00 to the weighted average domestic stock exchange price per Schering Share in the last three months, to be determined by the German Federal Financial Supervisory Authority (“BaFin”) pursuant to the German Takeover Act Regulation (Wertpapiererwerbs- und Übernahmegesetz Angebotsverordnung). Also on September 13, 2006, W&K confirmed that the cash compensation plus the increase provided in said declaration of the Bidder were adequate. The BaFin determined EUR 89.36 per Schering Share as the weighted average domestic stock exchange price per Schering Share for the preceding three months as of September 13, 2006 in accordance with the German Takeover Act Regulation (so-called minimum price). Accordingly, the Bidder now offers to pay to all Unaffiliated Schering Securityholders an amount of EUR 0.36 per tendered Schering Share (the “Additional Payment”) in addition to the contractually agreed adequate cash compensation of EUR 89.00 for each tendered Schering Share. The Additional Payment is payable together with and under the same conditions as the contractually agreed cash compensation of EUR 89.00, resulting in a total Offer Price of EUR 89.36 per Schering Share.
The Domination Agreement was registered in the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) in Charlottenburg, Berlin, Federal Republic of Germany, which is where the registered corporate office of Schering AG is located, on October 27, 2006 and became effective on that day.

9.3	Intentions of the Bidder and Bayer AG with Regard to Schering AG

9.3.1	Future Business Activity and Assets and Liabilities of Schering AG
Schering AG is a majority-owned subsidiary of the Bidder and thereby a member of the Bayer Group. Pursuant to the now-effective Domination Agreement, the Bidder will be able to issue instructions to the management board of Schering AG.
In order to realize the potential for growths and synergies, the business of the Schering Group will be combined with the pharmaceutical activities of Bayer’s subgroup Bayer HealthCare. Initially, Schering and the pharmaceutical business of Bayer HealthCare will continue to operate as separate legal entities. Despite this, there will be cooperation in all operational areas (for example, purchasing, production, distribution, marketing and research and development).
Bayer AG and the Bidder have already entered into agreements, and intend to enter into further agreements in the future, with Schering AG and other Schering Group companies in order to integrate the Schering Group into the Bayer Group. These current and planned agreements will include loan agreements, services agreements, and agreements relating to cost sharing for research and development, strategic planning, human resources and communications activities, as well as marketing and technical assistance, and the use of certain trademarks. In addition, Bayer AG intends to include Schering AG in the Bayer Group’s cash pooling arrangements. Bayer AG, the Bidder and Schering AG, as well as other Schering Group companies, intend to implement additional arrangements and may revise the current arrangements from time to time.
In the medium term it is planned to transfer the pharmaceutical activities from Bayer HealthCare and Schering into common legal structures. The combined pharmaceutical business will be managed from Berlin. The planning for the legal integration of the pharmaceutical business of Bayer HealthCare and Schering AG has not yet been completed due to complex legal and tax considerations.
Currently, there are no specific plans to divest any of Schering Group’s businesses, nor are any measures planned that would lead to a significant increase in Schering AG’s liabilities beyond the normal course of business.

9.3.2	Headquarters of Schering AG; Location of Significant Business Operations
The headquarters of Schering AG will continue to be located in Berlin. Central research locations of the consolidated pharmaceuticals division are located in Germany in Berlin and Wuppertal, as well as in Richmond and Berkeley, California and West Haven, Connecticut in the United States. Decisions regarding the future organizational structure and related activities at the respective locations have been made and further such decisions will be made by the integration teams. The structure of the global research and development organization of Schering AG as combined with the pharmaceutical activities of Bayer HealthCare has been defined and a reorganization of the U.S. sites has been initiated. In addition, Bayer AG’s board of management has agreed on a concept for the future for some 70 sites of Schering AG as combined with the pharmaceutical activities of Bayer HealthCare, including some in Germany. The concrete measures will be implemented in accordance with the local legal requirements. As part of this change, research programs and activities now dispersed among various sites will be consolidated into three major research and development sites: Berlin and Wuppertal in Germany and Berkeley in California, United States. The Berlin research group will take leadership for Diagnostic Imaging, Oncology and Gynecology/ Andrology research and Wuppertal will be the core for the company’s Cardiology research. Bayer HealthCare’s U.S. research site in West Haven, Connecticut, and that of Berlex Inc. (a U.S. subsidiary of Schering AG) in Richmond, California, will be closed. The remaining departments and functions presently based in West Haven will be relocated into headquarters locations in New Jersey. Wayne and Montville, New Jersey will be the headquarters for the company’s U.S. pharmaceutical commercial operations and Global Oncology and Specialized Therapeutics business units, and home to U.S.-based Global Drug Development groups and other business support functions.
Schering AG’s present German sales organization, which is based in Berlin, is set to relocate to Leverkusen, where Bayer HealthCare’s German sales function, Bayer Vital, is based. In addition, it is also planned to relocate two units of Bayer HealthCare’s Pharmaceuticals Division from Wuppertal and Leverkusen to the future headquarters of Schering AG in Berlin. The areas in question are the Primary Care business unit and the European sales units for Oncology and Hematology/ Cardiology.

9.3.3	Employees, Employee Representatives and Terms and Conditions of Employment
The business success of Bayer HealthCare and the Schering Group depends on their research abilities and their potential for innovation; the success of research and innovation rests in turn on the quality and creativity of their employees. Therefore, the Bidder and the management of the Bayer Group will seek to rapidly integrate both companies’ employees and create a long-term bond between them. Managerial positions in the Schering AG as combined with the pharmaceutical business of Bayer HealthCare have already been appointed as far down as the third hierarchy level. As a result of the combination of the two businesses there will be staff reductions. Bayer AG estimates, based on experience in comparable transactions, that the number of jobs to be reduced will be approximately 6,000 in the combined business; however, except as described below, at this stage no detailed considerations exist with respect to particular functions or locations affected within the global organization. The staff reductions are currently being developed in joint project groups. The Bidder anticipates that, in the course of the consolidation of research activities in the United States as described under Section 9.3.2 above, approximately 600 positions will be eliminated in the United States and over time an additional 200 positions will be eliminated in the United States. Concerning measures affecting sites in Germany it is not yet possible to issue specific statements on head counts and schedules.
There will be no changes with respect to the extent of employee representation at the level of the individual companies for the time being. The combined Schering AG works council will send members to Bayer AG’s group works council. The Schering Group will not continue its own group works council. In addition, the European works council of Schering AG will cease to exist. The European employees of the Schering Group will then receive the right to send representatives to the European works council (the “Europaforum”) of the Bayer Group. The composition of the Europaforum is governed by a group-wide shop agreement.

9.3.4	Members of Supervisory Board and Management Board of Schering AG
According to the articles of association of Schering, its supervisory board consists of 16 members, of which eight are elected by the general shareholders meeting and eight by the employees. As a result of the acquisition of the majority of shares by the Bidder in the Original Voluntary Tender Offer, all shareholder representatives, with exception of two, resigned their offices with effect as of the end of the extraordinary general meeting of Schering AG at which the Schering shareholders were asked to vote on the Domination Agreement between Schering AG and the Bidder held on September 13, 2006. As a consequence, six new shareholder representatives were elected at that extraordinary general meeting of Schering AG. On October 27, 2006, the membership of one of the employee representatives on the supervisory board ceased. His successor will be appointed by the competent German court. Werner Wenning, chairman of the management board of Bayer AG, became chairman of the supervisory board of Schering AG and Dr. Hubertus Erlen, the former chairman of the management board of Schering AG, became a further deputy chairman of the supervisory board of Schering AG.
With effect as of the end of the extraordinary general meeting of Schering AG on September 13, 2006, the management board of Schering AG, except for its members Dr. Ulrich Köstlin and Prof.

Marc Rubin, MD, resigned. Dr. Ulrich Köstlin and Prof. Marc Rubin decided to continue their employment as members of the management board. They receive compensation, bonus and other payments under revised service agreements with Schering AG. Dr. Köstlin waived the rights under his previous service agreement with Schering AG. In return, he was compensated by Bayer HealthCare AG, an affiliate of Bayer AG. It is planned to enter into comparable arrangements with Prof. Rubin. On September 14, 2006, Schering AG’s supervisory board appointed as members of the management board of Schering AG Arthur Higgins, who will chair the management board, Werner Baumann and Dr. Gunnar Riemann, who are also members of the management board of Bayer HealthCare AG.

9.3.5	Possible Structural Measures: Squeeze-out and Delisting
The following summarizes certain measures which the Bidder and Bayer AG intend to propose (or which they are considering proposing) for approval by Schering AG’s shareholders’ general meeting (Hauptversammlung):

(i)	Exclusion of Minority Shareholders (“Squeeze-out”)
The Bidder currently owns more than 95% Schering Shares outstanding (excluding treasury shares), which enables the Bidder to effect a squeeze-out of any remaining Unaffiliated Schering Shareholders pursuant to Sections 327a et seq. of the German Stock Corporation Act (AktG). This would require transfer of the Schering Shares held by such then remaining Unaffiliated Schering Shareholders to the Bidder in exchange for an adequate cash compensation (Barabfindung) to be determined as described below (the “squeeze-out”). A squeeze-out is effected by shareholder resolution by a simple majority of the votes cast at a general shareholders’ meeting, which would be assured due to the Bidder’s majority ownership. On September 26, 2006 the Bidder filed a request to the management board of Schering AG that in the general meeting of Schering AG a resolution on the squeeze-out be adopted, and asked the management board of Schering AG to take all measures necessary for adopting that resolution. The general meeting of Schering AG in which the squeeze-out will be resolved upon is likely to be convened in the near future.
Such a resolution would be binding upon any then remaining Unaffiliated Schering Shareholders, including those represented by Schering ADSs and those in the United States, and no holder could choose thereafter to remain a securityholder of Schering AG. The transfer of Schering Shares (including those represented by Schering ADSs) would not involve a tender offer and would occur by operation of German law upon registration of such resolution in the commercial register of Schering AG. From then on, the former remaining Unaffiliated Schering Securityholders would only have a right to receive the adequate cash compensation, and their Schering Securities would no longer represent an equity interest in Schering AG, but only such right to such compensation.
The adequate cash compensation payable to then remaining Unaffiliated Schering Securityholders pursuant to a squeeze-out would be determined based on the value of the Schering Shares of the Unaffiliated Schering Securityholders as of the date of the Schering shareholders meeting resolving to authorize the squeeze-out and reviewed by an expert auditor appointed by the court. If the amount so determined is lower than the average stock exchange price of Schering Shares in the three month period immediately preceding the general meeting at which Schering shareholders resolve on the squeeze-out, then such three month average stock exchange price is to be paid as adequate cash compensation. This, however, only applies to the extent that the three month average stock exchange price will be sufficiently representative. Given the small number of Schering Shares remaining with Unaffiliated Schering Shareholders and the low liquidity in Schering Shares, this may not be the case. The amount of adequate cash compensation payable in the case of a squeeze-out could be equal to the Offer Price of EUR 89.36 per share, but could also be higher or lower. Shareholders who plan to convert any such cash compensation received in EUR to USD should also be aware that currency exchange rates prevailing at the time of payment of any such adequate cash compensation may be different from the exchange rates prevailing at the time of the publication of this Offer Document and may, therefore, positively or negatively affect the value of such adequate cash compensation.
A transfer of Schering Shares effected through a squeeze-out would not be subject to Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder or Regulation 14E under the Exchange Act. Since such squeeze-out transaction would be effected by the Bidder, then an affiliate of Schering AG, it could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Schering Shares and Schering ADSs were no longer registered under the Exchange Act at such time or such transaction occurred within one year of the termination of the Original Voluntary Tender Offer in a manner substantially similar to that described therein and the consideration offered was at least equal to the consideration offered in the Original Voluntary Tender Offer.
Upon completion of the squeeze-out, the stock exchange listings of the Schering Shares would be terminated.
The Bidder currently intends to pursue a squeeze-out in the near future.

(ii)	Delisting
To the extent permissible under applicable law, the Bidder and Bayer AG will consider delisting the Schering Securities in Switzerland and terminating the registration in the United States under the Exchange Act and the stock exchange listing on the NYSE. In case of a termination of the registration in the United States, Schering AG would no longer be required to file reports with the SEC or to abide by the provisions of the U.S. securities laws regarding corporations with publicly traded securities in the United States.
On November 24, 2006 the NYSE decided to suspend trading in Schering ADSs, ticker symbol SHR, and transfer them to the open market. The NYSE has taken this action in light of the small number of outstanding Schering Shares and ADRs following the Bidder’s acquisition of more than 95% of Schering AG. In accordance with the provisions contained in the NYSE Listed Company Manual the NYSE normally considers suspending trading in a stock if the number of outstanding securities falls below 600,000. On November 23, 2006, only about 518,000 outstanding Schering ADRs remained in circulation. The NYSE also plans to apply to the SEC for Schering to be delisted in the United States.

9.3.6	Dividends
As described in Section 6.3 “Schering AG Securities and Voting Rights Held by the Bidder, Persons Acting in Concert with the Bidder, and their Subsidiaries — Domination Agreement,” any Unaffiliated Schering Shareholder who elects not to tender and sell its Schering Shares to the Bidder pursuant to this Mandatory Offer will be entitled to remain a shareholder of Schering AG and to receive the Guaranteed Fixed Annual Dividend. Unaffiliated Schering Shareholders will lose their right to receive ordinary dividends for the fiscal years beginning on or after January 1, 2007, as Schering AG’s profits will then be transferred to the Bidder in their entirety. The Guaranteed Fixed Annual Dividend will first be payable with respect to the fiscal year 2006 (the fiscal year in which the Domination Agreement became effective), but for the year 2006 is reduced by the amount of any regular dividend paid per Schering Share for the fiscal year 2006, if such dividend is resolved upon in the general meeting of Schering AG. Payments of any such Guaranteed Fixed Annual Dividends in respect of outstanding Schering Shares will reduce the amount of any interest payable on the Offer Price in the event that such Schering Shares are subsequently tendered in this Mandatory Offer.

9.3.7	Other Plans
Except as described in this Offer Document, neither the Bidder nor Bayer AG has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving

Schering AG or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or other transfer of a material amount of assets of Schering AG or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Schering AG, (iv) any change in the management board, supervisory board or management of Schering AG, (v) any other material change in Schering AG’s corporate structure or business, (vi) a class of equity securities of Schering AG being delisted from a securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a securities association or a stock exchange or (vii) a class of equity securities of Schering AG becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. However, the Bidder and/or Bayer may develop such plans or proposals in the future in consultation with the management board.

10.	FINANCING THE MANDATORY OFFER

10.1	Maximum Amount of Consideration to be Financed
As of November 24, 2006, Schering AG had issued 194,000,000 Schering Shares, of which 3,130,800 were shares held by Schering AG as treasury shares, 183,440,552 were held by the Bidder and 7,428,648 were held by third parties. In addition, as of November 24, 2006, options to acquire 15,900 shares were in existence. According to information from Schering AG, these options are to be settled with shares held in treasury by Schering AG.
In the event this Mandatory Offer is accepted for all Schering Securities held by third parties and after the above described options are exercised, the maximum payment obligation of the Bidder for the sale of Schering Securities would be EUR 663,823,985 (i.e., 7,428,648 multiplied by the Offer Price of EUR 89.36) plus interest thereon, plus estimated transaction costs totaling approximately EUR 2,500,000, assuming Schering AG does not sell the shares it holds in treasury beyond exercising options and no further shares are issued. If, moreover, all shares issued to satisfy such options are also tendered into this Mandatory Offer, the maximum amount to be paid by the Bidder would increase to EUR 665,244,809 (i.e., 7,444,548 multiplied by the Offer Price of EUR 89.36), plus interest thereon, plus estimated transaction costs totaling approximately EUR 2,500,000.

10.2	Financing the Mandatory Offer
The Bidder has taken all the necessary measures to ensure that it will have available the required funds to fully consummate this Mandatory Offer at the time when the payment obligation becomes due. The Bidder has available, through Bayer AG, cash resources up to an amount of approximately EUR 700 million. Bayer AG intends to provide the required funds to the Bidder out of current operating profits. There are no conditions to the financing of the consummation of the Mandatory Offer.

11.	POSSIBLE EFFECTS ON SCHERING SECURITYHOLDERS WHO DO NOT TENDER INTO THIS MANDATORY OFFER
Schering Securityholders who do not intend to tender their Schering Shares into this Mandatory Offer should take the following into account:

•	As already described in Section 6.3 and Section 9.3.5:

–	pursuant to the effective Domination Agreement between the Bidder as the controlling company and Schering AG as the controlled company, the Bidder, and indirectly Bayer AG, are, among other things, entitled to give binding instructions to the management board of Schering AG regarding the management of Schering AG. Under the Domination Agreement, Schering AG will, as from January 2007, transfer its entire profits to the Bidder;

–	the Bidder and Bayer AG currently intend to cause Schering AG to apply for a delisting of the Schering ADSs from the NYSE (in case of delisting from the NYSE, Schering ADSs would also lose their classification as “margin securities” under the margin regulations, in which case they could no longer serve as security for loans) and a delisting of the Schering Shares from the Swiss stock exchange. The delisting of the Schering ADSs and the Schering Shares would each require the cooperation of Schering AG, which can now be assured by the Bidder through the effective Domination Agreement.

–	the Bidder owns more than 95% of Schering Shares outstanding (excluding treasury shares), enabling it to implement a squeeze-out. The Bidder has already filed a request to the management board of Schering AG that in the general meeting of Schering AG a resolution on the squeeze-out be adopted, and asked the management board of Schering AG to take all measures necessary for adopting that resolution. The general meeting of Schering AG in which the squeeze-out will be resolved upon is likely to be convened in the near future.

•	Schering Shares not tendered into this Mandatory Offer will continue to be traded until a possible delisting. However, the purchase of Schering Shares in this Mandatory Offer is likely to lead to a reduction of the free float of Schering AG. The number of shares in free float might be reduced in such a way that no liquid stock exchange trading of the Schering Shares can be ensured or no such trading takes place at all. This could result in sell orders not being executed in time or at all. Furthermore, low liquidity for the Schering Shares could result in greater price fluctuations for Schering Shares than in the past. If the Schering Shares are delisted from the stock exchanges on which they are traded, there will be no public trading market for the Schering Shares. On November 24, 2006, the NYSE announced that trading in the Schering ADSs would be suspended as of that day because the number of outstanding Schering ADSs had fallen below 600,000. In accordance with the provisions contained in the NYSE Listed Company Manual, the NYSE normally considers suspending and removing from its list the securities of a company when the number of American Depositary Shares is less than 600,000. The NYSE has announced that it will make an application to the SEC to delist the Schering ADSs in the United States.

•	The Schering Shares are currently registered under the Exchange Act in the United States. The Bidder contemplates terminating such registration to the extent that such termination is permissible under the applicable law. The termination of the registration under the Exchange Act would substantially reduce the information required to be furnished by Schering AG to holders of Schering Securities and to the SEC under U.S. disclosure rules and would make many provisions of the Exchange Act inapplicable to Schering AG and the Schering Securities.

•	If the Bidder effects a squeeze-out, the Bidder and/or Schering AG must offer the then remaining Unaffiliated Schering Shareholders adequate cash compensation in exchange for their Schering Shares. The amount of such adequate cash compensation could be equal to the Offer Price under this Mandatory Offer, but could also be higher or lower. Unaffiliated Schering Shareholders should also be aware that currency exchange rates prevailing at the time of payment of any such adequate cash compensation may be different than exchange rates prevailing at the time of the publication of this Offer Document and may therefore affect the value of such adequate cash compensation if such compensation is paid in U.S. dollars, or if such Unaffiliated Schering Shareholder ultimately intends to convert such compensation into U.S. dollars. See Section 9.3.5 for a more detailed description of the squeeze-out.

12.	RIGHTS OF WITHDRAWAL

12.1	Right to Withdraw without Giving Reasons

•	Unaffiliated Schering Shareholders resident in the United States who tender into this Mandatory Offer through the U.S. Settlement Agent during the Initial Tender Period and Unaffiliated Schering ADSs Holders who tender into this Mandatory Offering during the Initial Tender Period may withdraw their declared tender in respect of their Schering Securities at any time until the expiration of the Initial Tender Period, without having to give any reason.

•	Unaffiliated Schering Securityholders who tender into this Mandatory Offer after the Initial Tender Period may not withdraw their declared tender in respect of their Schering Securities.

12.2	Exercise of the Right of Withdrawal with Respect to Schering Shares
This Section 12.2 applies exclusively to Unaffiliated Schering Shareholders resident in the United States who tendered their Schering Shares into this Mandatory Offer through the U.S. Settlement Agent during the Initial Tender Period and wish to exercise their rights of withdrawal.
Such Unaffiliated Schering Shareholders may exercise their rights of withdrawal under Section 12.1 above with respect to Schering Shares only by doing the following:

(i)	declaring their withdrawal to the U.S. Settlement Agent in writing in a timely manner for a specified number of tendered Schering Shares; and

(ii)	instructing the U.S. Settlement Agent within the Initial Tender Period to cause the reversal of the book-entry transfer to the U.S. Settlement Agent’s securities account with DTC of such tendered Schering Shares for which withdrawal has been declared.
The declaration of withdrawal will become effective upon the reversal of the book-entry transfer of the tendered Schering Shares of the respective withdrawing Unaffiliated Schering Shareholder. If the withdrawal is declared to the U.S. Settlement Agent during the period in which the Unaffiliated Schering Shareholder is entitled to a right of withdrawal according to Section 12.1, the reversal of the book-entry transfer of the tendered Schering Shares will be deemed to have been duly effected if the reversal of the book-entry transfer has been effected no later than 11:30 hours New York Local Time on the third Banking Day after the expiration of this period.

12.3	Exercise of the Right of Withdrawal with respect to Schering ADSs
This Section 12.3 applies exclusively to Unaffiliated Schering ADS Holders who tendered their Schering Shares represented by Schering ADSs into this Mandatory Offer during the Initial Tender Period and wish to exercise their right of withdrawal.
For a withdrawal of a tender of Schering Shares represented by Schering ADSs to be effective, a written notice of withdrawal must be timely received by the U.S. Settlement Agent at the address set forth in Section 5.1. Any such notice of withdrawal must specify:

•	the name of the person who tendered the Schering ADSs to be withdrawn; and

•	the number of Schering ADSs to be withdrawn and the name of the holder of such Schering ADSs, if the name is different from the person who tendered such Schering ADSs for sale. If Schering ADRs evidencing Schering ADSs to be withdrawn have been delivered to the U.S. Settlement Agent, then, prior to the physical release of such Schering ADRs, the serial numbers shown on such Schering ADRs must be submitted to the U.S. Settlement Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Schering ADSs were tendered for sale through an Eligible Institution. If Schering Shares represented by Schering ADSs have been tendered for sale pursuant to the procedure for book-entry transfer as set forth in Section 5.2.3, any declaration of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Schering ADSs or must otherwise comply with DTC’s procedures.

12.4	Legal Consequences of the Withdrawal / Costs
Upon valid exercise of their withdrawal right, Schering Securityholders will be deemed to have withdrawn from their offer to sell and transfer their Schering Securities to the Bidder.

A withdrawal of tender into this Mandatory Offer may not be revoked, and any Schering Shares tendered through the U.S. Settlement Agent and/or Schering Shares represented by Schering ADSs that are properly withdrawn will thereafter be deemed not validly tendered for purposes of this Mandatory Offer. However, a Schering Securityholder may tender into this Mandatory Offer again by re-tendering its Schering Shares or Schering ADSs representing Schering Shares in accordance with the acceptance procedures described in this Offer Document at any time before the expiration of the Tender Period.
The rescission will be free of charge for Schering Securityholders. Any resulting foreign stock exchange, turnover, or drafts and bills of exchange taxes and any fees of custodian institutions outside of Germany are to be borne by the Schering Securityholder exercising its right of withdrawal.

13.	CASH PAYMENTS OR OTHER MONETARY BENEFITS GRANTED OR OFFERED TO THE MEMBERS OF THE MANAGEMENT BOARD OR THE SUPERVISORY BOARD OF SCHERING AG
None of the members of the management board or the supervisory board of Schering AG were granted or offered any cash payments or other monetary benefits by the Bidder or Bayer AG in connection with this Mandatory Offer.

14.	TAXES

14.1	Certain German Income Tax Consequences
The sale of Schering Shares based on the tender into this Mandatory Offer may result in a taxation of capital gains or in a capital loss, which may be deductible for tax purposes. In this respect, the general provisions of German tax law apply.
Before tendering into the Mandatory Offer, the Bidder advises Unaffiliated Schering Securityholders to consult a tax advisor with respect to the tax consequences of tendering into this Mandatory Offer in his or her particular circumstances.

14.2	Certain U.S. Federal Income Tax Consequences of the Sale of Schering Shares or Schering ADSs
The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of Schering Shares or Schering ADSs who tender into this Mandatory Offer. The following summary discusses the material U.S. federal income tax consequences to U.S. Holders of Schering Shares or Schering ADSs who tender into this Mandatory Offer. It is for general information only, and, although the foregoing is for the benefit of Schering Securityholders, such persons should consult a tax advisor to determine the U.S. federal income tax consequences of tendering into the Mandatory Offer in their particular circumstances, as well as the applicability of any state, local, non-U.S. or other tax laws. This discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. The tax treatment of a U.S. Holder depends on its particular situation. Certain U.S. Holders (such as insurance companies, tax-exempt organizations, regulated (tax-advantaged) investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, persons holding Schering Shares or Schering ADSs as part of an integrated conversion or constructive sale transaction for hedging purposes or a straddle, persons owning 10% or more of the voting stock of Schering AG, financial institutions, securities or currency brokers and traders that elect to mark-to-market their securities) may be subject to special rules not discussed below. This discussion does not consider the effects of any U.S. state, local or non-U.S. tax laws or any U.S. tax considerations (e.g., inheritance or gift), other than U.S. federal income tax considerations. This discussion is limited to U.S. Holders who have held their Schering Shares or Schering ADSs as “capital assets” as defined under the Code.
The following disclosure assumes that Schering AG is not, and has not been a “passive foreign investment company” (“PFIC”) during the holding period of any U.S. Holder of Schering Shares or Schering ADSs tendering into this Mandatory Offer. U.S. Holders should consult their tax advisers regarding the consequences of tendering Schering Shares or Schering ADSs for sale if Schering AG was regarded as a PFIC at any time during their holding period of the Schering Shares or Schering ADSs.
If a partnership holds Schering Shares or Schering ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder of Schering Shares or Schering ADSs that is a partner of a partnership tendering Schering Shares or Schering ADSs for sale should consult its tax adviser.
As used herein, a “U.S. Holder” of a Schering Share or Schering ADS means a beneficial owner that is (i) a citizen or resident of the United States, (ii) an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it is subject to the supervision of a court with jurisdiction in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or if it has exercised its right under applicable treasury regulations to be treated as a U.S. person.
Each Schering Securityholder should consult a tax advisor to determine the U.S. federal income tax consequences of tendering into the Mandatory Offer in his or her particular circumstances, as well as the applicability of any U.S. state, local, non-U.S. and other tax laws.
Sale of Schering Shares or Schering ADSs
A U.S. Holder who tenders into this Mandatory Offer and sells its Schering Shares or Schering ADSs will recognize taxable gain or loss equal to the difference, if any, between the cash amount received in U.S. dollars and the U.S. Holder’s adjusted tax basis in the Schering Shares or Schering ADSs sold.
Assuming that the Schering Shares and Schering ADSs are both treated as being traded on an established securities market, a U.S. Holder that is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service) will determine the U.S. dollar value of the amount received by translating the amount received at the exchange rate on the settlement date.
Subject to the discussion below, such gain or loss generally will be a long-term capital gain or loss if the applicable Schering Shares or Schering ADSs have been held for more than one year. Long-term capital gains of individual U.S. Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
If a U.S. Holder who tenders into this Mandatory Offer is an accrual basis taxpayer who has not made the election referred to above and is treated as having sold its Schering Shares or Schering ADSs on a date prior to the settlement date, such U.S. Holder may recognize exchange gain or loss (as defined in Section 988 of the Code) if it receives the Offer Consideration on the settlement date. Such exchange gain or loss will be a capital gain or loss, and will be treated as an ordinary capital gain or loss regardless of whether the U.S. Holder held such Schering Shares or Schering ADSs as a capital asset.

Informational Reporting and Tax Withholding at Source
In general, information reporting requirements will apply to the payment made pursuant to the Mandatory Offer received by U.S. Holders other than certain exempt recipients (such as corporations). Tax withholding at source may apply to such payment if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. Holder fails to report in full dividend and interest income. The U.S. taxpayer can deduct the amount of any withholding at source from its federal income tax liability (or receive a refund, if applicable), provided the required information is furnished to the U.S. Internal Revenue Service.

15.	RELIEF REQUESTED FROM THE SEC TO RECONCILE CONFLICTS BETWEEN JURISDICTIONS
The Mandatory Offer, which arises under and is subject to German law, is extended pursuant to this Offer Document to all Unaffiliated Schering Shareholders resident in the United States and Unaffiliated Schering ADS Holders in compliance with applicable U.S. securities laws. In order to reconcile certain areas of conflict between German law and the law of the United States, the Bidder requested relief from the Staff of the SEC’s Division of Corporation Finance with respect to matters in which the securities laws and practice in the United States conflict with those in Germany and the Staff of the SEC’s Division of Corporation Finance granted such relief. The Staff of the SEC’s Division of Corporation Finance has granted the Bidder certain exemptive or no-action relief to allow, among other things:

•	the payment of the fluctuating Offer Consideration for the Schering Shares containing the interest component in accordance with German practice, in the manner described in Sections 5.5; and

•	the Subsequent Tender Period to be extended until the Bidder’s obligation to make this Mandatory Offer ceases to exist under applicable German law.

16.	PUBLICATION
This Offer Document will be published on the internet at http://www.bayer.de. In addition, it will be made available free of charge from Innisfree, 501 Madison Avenue, 20th Floor, New York, NY 10022, USA. The announcement that this Offer Document is available free of charge will be published in the United States by publication in The Wall Street Journal (U.S. Edition).
This Offer Document is part of a Tender Offer Statement on Schedule TO filed by the Bidder with the SEC in connection with this Mandatory Offer. It is available on the Internet at the SEC’s web site, http://www.sec.gov
This Offer Document can also be requested by calling the following telephone numbers:
+1-877-717-3925 (toll-free in the United States)
+1-212-750-5833 (banks and brokers call collect)

17.	FACILITATING BANKS, FEES AND EXPENSES
In connection with this Mandatory Offer, The Bank of New York is acting as U.S. Settlement Agent for the Schering ADSs and for Schering Shares held by Unaffiliated Schering Shareholders resident in the United States. The Bidder has retained Innisfree as Information Agent in the United States. The Information Agent and the U.S. Settlement Agent will each receive customary compensation and reimbursement of reasonable out-of-pocket expenses, and each may be indemnified against certain liability risks in connection with this Mandatory Offer, including liabilities under the U.S. securities laws.

As part of the services to be provided, the Information Agent may contact holders of the Schering Securities in person or by telephone, mail, e-mail, fax, telegram and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Mandatory Offer materials to beneficial holders of the Schering Securities.
Except as set forth above, the Bidder will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of the Schering Securities for sale pursuant to this Mandatory Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Bidder for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.	APPLICABLE LAW
This Mandatory Offer is subject to German law and is being implemented in accordance with the provisions of the German Stock Corporation Act and the U.S. securities laws. Every contract entered into as a result of the acceptance of this Mandatory Offer will be exclusively subject to and construed in accordance with German law. Applicable mandatory U.S. securities laws will, however, remain unaffected.
Specifically, the Bidder’s acceptance of the tendering Unaffiliated Schering Shareholder’s offer to purchase its Schering Shares and the Bidder’s resulting obligation to purchase such tendered Schering Shares will occur automatically, in the case of a tender of Schering Shares during the Initial Tender Period, immediately upon expiration of the Initial Tender Period (if such Unaffiliated Schering Shareholder has not effectively withdrawn its tender by such time) and, in the case of a tender of Schering Shares during the Subsequent Tender Period, immediately upon receipt of the related U.S. Declaration of Tender or ADS Letter of Transmittal, as applicable, by the U.S. Settlement Agent, in each case without any requirement that the Bidder “accept” such Schering Shares for payment. In addition, payment for Schering Shares tendered into this Mandatory Offer will be made in the manner described in Section 5.5 of this Offer Document. The Mandatory Offer is being made in accordance with the Exchange Act and the rules and regulations promulgated thereunder, except to the extent the Bidder and Bayer AG have received relief from the SEC. See Section 15 for a more detailed description of the relief requested from and granted by the SEC. Accordingly, the securities laws of the United States, including the antifraud and antimanipulation provisions thereof, will apply to Schering Securityholders with respect to this Mandatory Offer whether or not they tender into the Mandatory Offer.

19.	CERTAIN LEGAL MATTERS
The shareholder resolution on the Domination Agreement passed at the extraordinary general meeting of Schering AG held on September 13, 2006 is subject to legal challenges by dissenting Unaffiliated Schering Securityholders. Between September 13, 2006 and October 13, 2006 (the last date on which such legal challenges could be validly filed under German corporate law), 32 actions were filed by Unaffiliated Schering Securityholders against Schering AG in the Berlin District Court.
The plaintiffs are seeking to have the shareholder resolution set aside, which could render the Domination Agreement invalid. They base their claims on alleged violations of procedural and substantive requirements and of shareholder information rights. Further, on October 27, 2006, one Unaffiliated Schering Securityholder instituted public register proceedings with the Local Court (Amtsgericht) of Charlottenburg, Berlin, with a view to having the registration of the Domination Agreement in the commercial register removed (Amtslöschungsverfahren). This action is based on an alleged abuse of discretion by the competent court with respect to the registration of the Domination Agreement.
Schering AG is currently preparing its written defense pleading in relation to the actions before the Berlin District Court. Schering AG filed a petition in the action before the Local Court of

Charlottenburg requesting that the registration of the Domination Agreement not be removed from the commercial register.
In addition, Schering AG has the right to commence proceedings to obtain a legally final judgement stating that the shareholder actions do not prevent registration of the Domination Agreement and that any defects of the shareholder resolution do not affect the validity of the registration (Freigabeverfahren). If Schering AG does not obtain such a judgment and the shareholder actions ultimately succeed, the Domination Agreement would be invalid despite its having been registered. In such case, or, if the registration in the commercial register is revoked upon the success of an alternative challenge under German law (of which none is currently known to the Bidder), it is conceivable that the purchase agreements entered into between tendering Unaffiliated Schering Securityholders and the Bidder prior to the date on which the registration is revoked would be rescindable. In this case, the Bidder would be obliged to return to any Unaffiliated Schering Securityholder that so requests each Schering share transferred to it upon return to the Bidder of the Offer Consideration it had received.
Leverkusen, November 30, 2006

Bayer Schering GmbH	Bayer Schering GmbH

By: /s/ Dr. Armin Buchmeier	By: /s/ Dirk Rosenberg
Dr. Armin Buchmeier	Dirk Rosenberg
Managing Director	Managing Director

Annex
DEFINITIONS

Additional Payment	5, 13, 35
ADS Letter of Transmittal	18
Agent’s Message	18
BaFin	4, 13, 35
Banking Day	12
Bayer AG	9
Bayer Group	9
Bidder	2, 9
Book-Entry Confirmation	18
Code	43
Domination Agreement	3
Eligible Institution	17
Europaforum	37
Exchange Act	9
Frankfurt Local Time	11
Guaranteed Fixed Annual Dividend	29
Initial Tender Period	15
Innisfree	10
Joint Report	31, 35
KPMG	4, 13
KPMG Report	35
Mandatory Offer	9
New York Local Time	11
NYSE	12
Offer Consideration	4, 12
Offer Document	9
Offer Price	4, 12
Original Voluntary Tender Offer	23
PFIC	44
Schering ADR	9
Schering ADRs	9
Schering ADS	9
Schering ADSs	9
Schering AG	9
Schering Depositary	17
Schering Group	9
Schering Securities	9
Schering Share	9
Schering Shares	9
SEC	10
squeeze-out	38
Stock Exchange Trading Day	12
Subsequent Tender Period	15
Tender Period	15
U.S. Holder	44
U.S. Securities	16
U.S. Settlement Agent	16
U.S. Working Day	12
Unaffiliated Schering ADS Holders	9
Unaffiliated Schering Securityholder	9
Unaffiliated Schering Securityholders	3, 9
Unaffiliated Schering Shareholders	9
Unaffiliated U.S. Securityholders	16
United States	9
W&K	29
W&K Report	35

(This page has been left blank intentionally.)

Holders of American Depositary Shares (ADSs) and holders of Schering Shares resident in the United States: Unaffiliated Schering Securityholders holding Schering ADSs represented by American Depositary Receipts or brokers, dealers, commercial banks or other nominees should send or deliver the ADS Letter of Transmittal to the U.S. Settlement Agent set forth below. Unaffiliated Schering Shareholders resident in the United States holding Schering Shares may also tender into this Mandatory Offer by delivering a U.S. Declaration of Tender Form to the U.S. Settlement Agent set forth below.
The Settlement Agent in the United States for this Mandatory Offer is:
The Bank of New York

By mail:	By overnight courier:	In person:

The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248 USA	The Bank of New York Tender & Exchange Department 101 Barclay Street-11W New York, NY 10286 USA	The Bank of New York Tender & Exchange Department 101 Barclay Street-11W Receive & Deliver Window-Street Level New York, NY 10286 USA
Any questions or requests for assistance may be directed to the Information Agent at its address set forth below. Requests for additional copies of this Offer Document, the ADS Letter of Transmittal or the U.S. Declaration of Tender may be directed to the Information Agent or the U.S. Settlement Agent. Unaffiliated Schering Shareholders may also contact their custodian institution, brokers, dealers, commercial banks or other nominees for assistance concerning this Mandatory Offer.
The Information Agent for this Mandatory Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor,
New York, NY 10022,
United States
+1-877-717-3925 (toll-free in the United States)
+1 212 750-5833 (banks and brokers call collect)